Exhibit 2.1

UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF TEXAS
HOUSTON DIVISION

x
	:	Chapter 11
In re:	:
	:	Case No. 19- ( )
MONITRONICS INTERNATIONAL, INC., et al.,	:
	:	Joint Administration Requested
Debtors.(1)	:
:
x

JOINT PARTIAL PREPACKAGED PLAN OF REORGANIZATION OF MONITRONICS INTERNATIONAL, INC. AND ITS DEBTOR AFFILIATES
UNDER CHAPTER 11 OF THE BANKRUPTCY CODE

LATHAM & WATKINS LLP	HUNTON ANDREWS KURTH LLP
David A. Hammerman	Timothy A. (“Tad”) Davidson II
Annemarie V. Reilly	Ashley L. Harper
Jeffrey T. Mispagel	600 Travis Street, Suite 4200
885 Third Avenue	Houston, TX 77002
New York, New York 10022	Telephone: (713) 220-4200
Telephone: (212) 906-1200	Facsimile: (713) 220-4285
Facsimile (212) 751-4864

Dated: June 3, 2019

(1)  The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are:  Monitronics International, Inc. (9343), Security Networks LLC (8893), MIBU Servicer Inc. (5978), LiveWatch Security, LLC (3274), Platinum Security Solutions, Inc. (3850), Monitronics Canada, Inc. (9545), MI Servicer LP, LLC (N/A), Monitronics Security LP (6524), and Monitronics Funding LP (6754).  The location of the Debtors’ corporate headquarters and the Debtors’ service address is:  1990 Wittington Place, Farmers Branch, Texas 75234.

TABLE OF CONTENTS

ARTICLE I. DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND GOVERNING LAW		1

A.	Defined Terms	1
B.	Rules of Interpretation	20
C.	Computation of Time	20
D.	Governing Law	20
E.	Reference to Monetary Figures	20
F.	Reference to the Debtors or the Reorganized Debtors	20

ARTICLE II. ADMINISTRATIVE CLAIMS, DIP FACILITY CLAIMS, AND PRIORITY CLAIMS		21

A.	Administrative Claims	21
B.	DIP Facility Claims	22
C.	Priority Tax Claims	22
D.	Other Priority Claims	22
E.	Statutory Fees	23

ARTICLE III. CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS		23

A.	Introduction	23
B.	Summary of Classification	23
C.	Treatment of Claims and Equity Interests	23
D.	Special Provision Governing Unimpaired Claims	24
E.	Discharge of Claims	27

ARTICLE IV. ACCEPTANCE REQUIREMENTS		27

A.	Acceptance or Rejection of this Plan	28
B.	Confirmation of This Plan Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code	28
C.	Controversy Concerning Impairment	28

ARTICLE V. MEANS FOR IMPLEMENTATION OF THE PLAN		28

A.	Transactions Effective as of the Effective Date	28
B.	Merger and Non-Ascent Restructuring Toggle	28
C.	Sources of Cash for Plan Distributions and Transfers of Funds Among Debtors	28
D.	New Exit Facilities Documents	29
E.	Takeback Exit Term Loan Facility Documents	29
F.	Rights Offering	29
G.	Backstop Commitments, Equity Commitments, and Put Option Premium	30
H.	Issuance of New Common Stock	30
I.	Registration Rights Agreement	30
J.	Listing and Registration of New Common Stock	30
K.	Cancellation of Securities and Agreements	31
L.	Securities Act Registration and Section 1145 and Private Placement Exemptions	31
M.	Corporate Action	31
N.	Corporate Existence	32
O.	Amended Organizational Documents	32
P.	Vesting of Assets in the Reorganized Debtors	32
Q.	Directors and Officers of the Debtors and the Reorganized Debtors	33
R.	Post-Emergence Incentive Plan	33

i

S.	Effectuating Documents; Further Transactions	33
T.	Exemption from Certain Taxes and Fees	33
U.	Employee Benefits	33
V.	Preservation of Causes of Action	34
W.	Professional Fee Claims Reserve	34
X.	Information Sharing Agreement	35

ARTICLE VI. TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		35

A.	Assumption of Executory Contracts and Unexpired Leases	35
B.	Assumption of Indemnification Obligations	35
C.	Assumption of Designated Compensation Arrangements	36
D.	Assumption of the D&O Liability Insurance Policies and Fiduciary Liability Insurance Policies	36
E.	Payments Related to Assumption of Executory Contracts and Unexpired Leases	36
F.	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases	36
G.	Rejection Damages Claims	36
H.	Contracts and Leases Entered Into After the Petition Date	37
I.	Intercompany Contracts and Leases	37
J.	Modifications, Amendments, Supplements, Restatements or Other Agreements	37
K.	Reservation of Rights	37
L.	Nonoccurrence of Effective Date	37

ARTICLE VII. PROVISIONS GOVERNING DISTRIBUTIONS		37

A.	Timing and Calculation of Amounts To Be Distributed; Entitlement to Distributions	37
B.	Disbursing Agent	38
C.	Rights and Powers of Disbursing Agent	39
D.	Distributions on Account of Claims or Equity Interests Allowed After the Effective Date	39
E.	Delivery of Distributions and Undeliverable or Unclaimed Distributions	40
F.	Compliance with Tax Requirements/Allocations	40
G.	Surrender of Canceled Instruments or Securities	41
H.	Claims Paid or Payable by Third Parties	41

ARTICLE VIII. PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS AND DISPUTED EQUITY INTERESTS		42

A.	Allowance of Claims and Equity Interests	42
B.	Disallowance of Certain Claims	42
C.	Prosecution of Objections to Claims and Equity Interests	42
D.	Procedures Regarding Disputed Claims or Disputed Equity Interests	42
E.	No Distribution Pending Allowance	43
F.	Distributions After Allowance	43
G.	No Interest	43
H.	Adjustments to Claims Without Objection	43

ARTICLE IX. CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE		43

A.	Conditions Precedent to Confirmation	43
B.	Conditions Precedent to the Effective Date	44
C.	Waiver of Conditions	46
D.	Effect of Nonoccurrence of Conditions	46

ARTICLE X. SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS		46

A.	Compromise and Settlement of Claims, Equity Interests and Controversies	46
B.	Releases by the Debtors	47
C.	Releases by Holders of Claims and Equity Interests	47
D.	Exculpation	48
E.	Discharge of Claims and Termination of Equity Interests	48
F.	Injunction	49
G.	Setoffs	49
H.	Release of Liens	49
I.	Recoupment	49

ARTICLE XI. BINDING NATURE OF PLAN		50

ARTICLE XII. RETENTION OF JURISDICTION		50

ARTICLE XIII. MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN		52

A.	Modifications and Amendments	52
B.	Effect of Confirmation on Modifications	52
C.	Revocation or Withdrawal of the Plan	52
D.	Substantial Consummation of the Plan	52

ARTICLE XIV. MISCELLANEOUS PROVISIONS		53

A.	Successors and Assigns	53
B.	Reservation of Rights	53
C.	Further Assurances	53
D.	Payment of Fees and Expenses	53
E.	Service of Documents	53
F.	Dissolution of Committee	54
G.	Nonseverability of Plan Provisions	54
H.	Return of Security Deposits	54
I.	Term of Injunctions or Stays	54
J.	Entire Agreement	54
K.	Exhibits	55
L.	Votes Solicited in Good Faith	55
M.	Closing of Chapter 11 Cases	55
N.	Conflicts	55
O.	Filing of Additional Documents	55
P.	Tax Reporting and Compliance	55

EXHIBITS

Exhibit 1	Restructuring Support Agreement

Exhibit 2	Put Option Agreement

Exhibit 3	Amended Organizational Documents

Exhibit 4	New Exit Facilities Credit Agreement

Exhibit 5	Takeback Exit Term Loan Facility Credit Agreement

Exhibit 6	Registration Rights Agreement

Exhibit 7	Director Nomination Agreement

Exhibit 8	Board Observer Agreement

Exhibit 9	Information Sharing Agreement

Exhibit 10	Merger Agreement

SCHEDULES

SCHEDULE 1	The Debtors

SCHEDULE 2	Non-Ascent Restructuring Toggle Events

SCHEDULE 3	Existing Compensation Arrangements Term Sheet

SCHEDULE 4	D&O Liability Insurance Policies

SCHEDULE 5	New Boards

SCHEDULE 6	Retained Causes of Action

SCHEDULE 7	Rejected Executory Contracts and Unexpired Leases

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INTRODUCTION

Monitronics International, Inc. and certain of its affiliates and subsidiaries in the above-captioned Chapter 11 Cases respectfully propose the following joint partial prepackaged plan of reorganization under chapter 11 of the Bankruptcy Code.  Capitalized terms used in the Plan and not otherwise defined shall have the meanings ascribed to such terms in Article I hereof.

ARTICLE I.

DEFINED TERMS, RULES OF INTERPRETATION, COMPUTATION OF TIME AND
GOVERNING LAW

A.                                     Defined Terms

Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:

1.                                      “510(b) Equity Claim” means any Claim subordinated pursuant to section 510(b) of the Bankruptcy Code.

2.                                      “Accrued Professional Compensation” means, at any given date, all accrued and/or contingent fees and reimbursable expenses (including, without limitation, success fees) for legal, financial advisory, accounting and other professional services rendered before the Effective Date by any Professional in the Chapter 11 Cases that are awardable and allowable under sections 328, 330(a) or 331 of the Bankruptcy Code, or that are awardable and allowable under section 503 of the Bankruptcy Code, that the Bankruptcy Court has not denied by a Final Order, all to the extent that any such fees and expenses have not been previously paid (regardless of whether a fee application has been Filed for any such amount).  To the extent that the Bankruptcy Court or any higher court denies or reduces by a Final Order any amount of a Professional’s fees or expenses, then those reduced or denied amounts shall no longer constitute Accrued Professional Compensation.

3.                                      “Ad Hoc Lender Group” means the Holders of Prepetition Term Loan Claims represented by Jones Day and Evercore L.L.C.

4.                                      “Ad Hoc Noteholder Group” means the Holders of Prepetition Notes Claims (and/or Affiliates thereof) represented by Stroock & Stroock & Lavan LLP and Houlihan Lokey Capital, Inc.

5.                                      “Administrative Claim” means a Claim for costs and expenses of administration pursuant to sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including:  (a) the actual and necessary costs and expenses incurred after the Petition Date and through the Effective Date of preserving the Estates and operating the businesses of the Debtors; (b) compensation for legal, financial advisory, accounting and other services and reimbursement of expenses pursuant to sections 328, 330(a) or 331 of the Bankruptcy Code or otherwise for the period commencing on the Petition Date and through the Effective Date; (c) all fees and charges assessed against the Estates under section 1930, chapter 123, of the Judicial Code; (d) all requests for compensation or expense reimbursement for making a substantial contribution in the Chapter 11 Cases pursuant to sections 503(b)(3), (4) and (5) of the Bankruptcy Code; (e) the DIP Facility Claims, (f) the Cure Claims; (g) the Commitment Parties Fees; (h) the Plan Supporters’ Advisors Fees; and (i) the Put Option Premium.

6.                                      “Affiliate” has the meaning set forth in section 101(2) of the Bankruptcy Code.

7.                                      “Affiliate Equity Interests” means, collectively, the Equity Interests issued by each Monitronics Subsidiary, in each case, in existence immediately prior to the Effective Date.

8.                                      “Aggregate Rights Offering Amount” means $177 million.

9.                                      “Allowed” means, with respect to any Claim or Equity Interest (or any portion thereof):  (a) any Claim or Equity Interest as to which no objection to allowance has been interposed (either in the Bankruptcy Court or in the ordinary course of business) on or before any applicable period of limitation under applicable law; (b) any Claim or Equity Interest as to which the liability of the Debtors and the amount thereof are determined by a Final Order of the Bankruptcy Court or a court of competent jurisdiction other than the Bankruptcy Court, either before or after the Effective Date; or (c) any Claim or Equity Interest expressly deemed Allowed by the Plan or a Final Order of the Bankruptcy Court.

10.                               “Amended Organizational Documents” means the new organizational and governance documents for Reorganized Monitronics that will become effective on the Effective Date, upon its redomiciliation as a Delaware corporation, including the certificate of incorporation and bylaws, and, if applicable, other organization or formation documents, in substantially the forms Filed with the Plan Supplement, which documents shall be materially consistent with the Governance Term Sheet and section 1123(a)(6) of the Bankruptcy Code and otherwise acceptable to the Requisite Commitment Parties in consultation with the Required Consenting Term Lenders and reasonably acceptable to the Required Consenting Noteholders, the Debtors and Ascent (solely to the extent the Non-Ascent Restructuring Toggle has not occurred).

11.                               “Ascent” means Ascent Capital Group, Inc.

12.                               “Ascent Cash Amount” means all Cash owned by Ascent at the time of the Merger.

13.                               “Ascent Default Amount” means an amount equal to $23,000,000.

14.                               “Ascent Default Shares” means, solely in the event a Non-Ascent Restructuring Toggle occurs, the number of shares of New Common Stock equal to the quotient of the Ascent Default Amount divided by the Exercise Price.

15.                               “Ascent Default Share Distribution” means, solely in the event a Non-Ascent Restructuring Toggle occurs, the issuance of the Ascent Default Shares to the Commitment Parties in exchange for the contribution by the Commitment Parties to the Reorganized Debtors of the Ascent Default Amount in accordance with the Backstop and Equity Commitment Documents.

16.                               “Ascent Restructuring” means a restructuring to be effectuated pursuant to this Plan solely in the event a Non-Ascent Restructuring Toggle does not occur, under which restructuring, among other things: (a) the Merger shall be consummated on the Effective Date, (b) as a result of the Merger, all assets of Ascent (including the Ascent Cash Amount) shall become assets of Reorganized Monitronics, and (c) Ascent’s Shareholders shall receive the Ascent Share Distribution on the Effective Date.

17.                               “Ascent Shares” means, as of the Effective Date, the number of shares of New Common Stock representing the percentage equal to the quotient of the Net Cash Amount of up to $23 million divided by the Discounted Plan Value.

18.                               “Ascent Share Distribution” means, solely in the event a Non-Ascent Restructuring Toggle does not occur, the issuance of the Ascent Shares to the Ascent Shareholders in exchange for Ascent’s contribution to the Reorganized Debtors, through the Merger, of the Net Cash Amount.

19.                               “Ascent Shareholders” means the shareholders of Ascent as of the applicable date of determination.

20.                               “Avoidance Actions” means any and all claims and Causes of Action which any of the Debtors, the Estates, or other appropriate party in interest has asserted or may assert under sections 502, 510, 542, 544, 545, or 547 through 553 of the Bankruptcy Code or under similar or related state or federal statutes and common law, including fraudulent transfer laws.

21.                               “Backstop and Equity Commitment Approval Order” means an order of the Bankruptcy Court, in form and substance acceptable to the Requisite Commitment Parties, and reasonably acceptable to the Required Consenting Noteholders and the Required Consenting Term Lenders, approving the Put Option Agreement and the other Backstop and Equity Commitment Documents, which order, for the avoidance of doubt, may be the same order as the Confirmation Order.

22.                               “Backstop and Equity Commitment Documents” means the Put Option Agreement and any other documents or agreements governing the Backstop Commitments and/or the Equity Commitments to be made by the applicable Commitment Parties consistent with the Restructuring Support Agreement, which shall be reasonably acceptable to the Debtors, the Required Consenting Noteholders, the Requisite Commitment Parties, the Required Consenting Term Lenders, and Ascent (solely in the event a Non-Ascent Restructuring Toggle has not occurred) and consistent with the Restructuring Support Agreement.

23.                               “Backstop Commitment Parties” has the meaning given to such term in the Put Option Agreement.

24.                               “Backstop Commitment Percentage” has the meaning given to such term in the Put Option Agreement.

25.                               “Backstop Commitments” means, with respect to any Backstop Commitment Party, the right, on the terms and conditions set forth in the Backstop and Equity Commitment Documents, of the Debtors to require such Backstop Commitment Party to (a) purchase the Unsubscribed Shares (which, for the avoidance of doubt, shall result in an aggregate purchase price for all Rights Offering Shares equal to the Aggregate Rights Offering Amount), (b) solely in the event that the Non-Ascent Restructuring Toggle occurs, purchase the Ascent Default Shares for an aggregate purchase price equal to the Ascent Default Amount, and (c) solely in the event that the Non-Ascent Restructuring Toggle does not occur and the Net Cash Amount is less than $23 million (but not less than $20 million), purchase the Net Cash Shortfall Shares for an aggregate purchase price equal to the Net Cash Shortfall Amount, in each case, in a proportion based on the Backstop Commitment Percentage of such Backstop Commitment Party.

26.                               “Backstop Commitment Shares” means, collectively, the Unsubscribed Shares and, if applicable, the Ascent Default Shares or the Net Cash Shortfall Shares.

27.                               “Ballots” means the ballots accompanying the Disclosure Statement upon which Holders of Claims in the Voting Classes shall, among other things, indicate their acceptance or rejection of the Plan and their election with respect to the Release Opt-Out in accordance with the Plan and the procedures governing the solicitation process, and which Ballots must be actually received by the Solicitation Agent on or before the applicable Voting Deadline as set forth in the Ballot.

28.                               “Bankruptcy Code” means Chapter 11 of the Bankruptcy Code, 11 U.S.C. §§ 101-1532, as applicable to the Chapter 11 Cases.

29.                               “Bankruptcy Court” means the United States Bankruptcy Court for the Southern District of Texas, Houston Division, having jurisdiction over the Chapter 11 Cases and, to the extent of the withdrawal of any reference under section 157 of title 28 of the United States Code and/or the Order of the United States District Court for the Southern District of Texas pursuant to section 157(a) of the Judicial Code, the United States District Court for the Southern District of Texas.

30.                               “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as applicable to the Chapter 11 Cases, promulgated by the United States Supreme Court under 28 U.S.C. § 2075 and the general, local and chambers rules of the Bankruptcy Court, as each may be amended from time to time.

31.                               “Board Observer Agreement” means an agreement by and among Reorganized Monitronics and each Commitment Party that, as of the Effective Date, receives or is entitled to receive at least 17.5% of the Total Effective Date Shares, pursuant to which each such Commitment Party shall have, for so long as it continues to hold at least 10% of the total outstanding shares of New Common Stock, the right to appoint a non-voting observer to the

New Monitronics Board, which agreement shall be in form and substance reasonably acceptable to Reorganized Monitronics and each such Commitment Party.

32.                               “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as defined in Bankruptcy Rule 9006(a)).

33.                               “Cash” means the legal tender of the United States of America or the equivalent thereof.

34.                               “Cash Opt Out Election Forms” means the forms upon which the Prepetition Noteholders shall, among other things, indicate their election to opt out of the Cash Payout (unless otherwise instructed by its broker, dealer, commercial bank, trust company, or other agent nominee), in accordance with the Plan and the procedures governing the solicitation process.

35.                               “Cash Opt Out Noteholder” means a Holder of one or more Prepetition Notes Claims that validly and timely elects, in accordance with the procedures set forth on the Cash Opt Out Election Form, to affirmatively opt out of the Cash Payout in accordance with the instructions set forth on the Cash Opt Out Election Form on or before the Postpetition Voting Deadline and, in lieu of receiving its Pro Rata portion of the Cash Payout, (a) receive its Pro Rata portion of the Notes Shares and (b) become eligible to exercise Rights in the Rights Offering.

36.                               “Cash Payout” means Cash in an aggregate amount equal to 2.5% of the principal and accrued but unpaid interest due under the Prepetition Notes held by the Prepetition Noteholders that are not Cash Opt Out Noteholders.

37.                               “Causes of Action” means all actions, causes of action (including Avoidance Actions), claims, liabilities, obligations, rights, suits, debts, dues, sums of money, damages, reckonings, rights to legal remedies, rights to equitable remedies, rights to payment and claims, controversies, covenants, promises, judgments, remedies, demands, setoffs, defenses, recoupments, cross claims, counterclaims, third-party claims, indemnity claims, contribution claims or any other claims disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct, derivative, or indirect, choate or inchoate, existing or hereafter arising, in law, equity or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date and also includes, without limitation: (a) any right of setoff, counterclaim or recoupment and any claim on contracts or for breaches of duties imposed by law or in equity; (b) the right to object to Claims or Equity Interests; (c) any claim pursuant to section 362 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury and any other defenses set forth in section 558 of the Bankruptcy Code; and (e) any state law fraudulent transfer claim.

38.                               “Certificate” means any instrument evidencing a Claim or Equity Interest.

39.                               “Chapter 11 Cases” means (a) when used with reference to a particular Debtor, the chapter 11 case pending for that Debtor in the Bankruptcy Court and (b) when used with reference to all Debtors, the procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.

40.                               “Claim” means any claim against a Debtor as defined in section 101(5) of the Bankruptcy Code.

41.                               “Class” means a category of Holders of Claims or Equity Interests as set forth in Article III hereof pursuant to sections 1122(a) and 1123(a)(1) of the Bankruptcy Code.

42.                               “Committee” means any statutory committee (and all subcommittees thereof) appointed in the Chapter 11 Cases pursuant to section 1102 of the Bankruptcy Code, as such committee may be reconstituted from time to time.

43.                               “Commitment Parties” means the Backstop Commitment Parties and the Equity Commitment Parties.

44.                               “Commitment Parties Fees” means all unpaid reasonable and documented fees and out-of-pocket expenses of the Commitment Parties incurred in connection with the Backstop Commitment, the Equity Commitment, and the Put Option Agreement, including, but not limited to, the Commitment Party Professional Fees.

45.                               “Commitment Party Professionals” means Stroock & Stroock & Lavan LLP, Houlihan Lokey Capital, Inc., and Mike R. Meyers LLC, as advisors to the Commitment Parties.

46.                               “Commitment Party Professional Fees” means the reasonable and documented fees and expenses of the Commitment Party Professionals, to the extent due and payable under the Put Option Agreement and in accordance with any letter agreements entered into between the Debtors and the Commitment Party Professionals, including, without limitation, any “success”, “transaction”, “deferred”, or similar fees.

47.                               “Compensation Arrangements” means any plans, policies, agreements, programs, arrangements, or contracts for, among other things, compensation, employment, consulting, bonus or incentive compensation, compensatory equity awards, health care benefits, disability benefits, deferred compensation benefits, travel benefits, savings, severance benefits, retirement or pension benefits, welfare benefits, vacation/paid time off benefits, workers’ compensation insurance and accidental death and dismemberment insurance, for the directors, officers and employees of any of the Debtors or Ascent who served in such capacity at any time.

48.                               “Confirmation” means the entry of the Confirmation Order on the docket of the Chapter 11 Cases, subject to all conditions specified in Article IX.A hereof having been: (a) satisfied; or (b) waived pursuant to Article IX.C hereof.

49.                               “Confirmation Date” means the date upon which the Clerk of the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases, within the meaning of Bankruptcy Rules 5003 and 9021.

50.                               “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation, as such hearing may be adjourned or continued from time to time in consultation with the Ad Hoc Noteholder Group, the Ad Hoc Lender Group, and Ascent (solely to the extent to Non-Ascent Restructuring Toggle has not occurred).

51.                               “Confirmation Order” means the order or orders of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code, which order or orders shall be reasonably acceptable to the Required Consenting Noteholders, the Required Consenting Term Lenders, the Debtors, and Ascent (or, solely to the extent the Non-Ascent Restructuring Toggle has occurred, reasonably acceptable to Ascent solely to the extent the Confirmation Order would adversely impact Ascent).

52.                               “Consenting Noteholder Fees and Expenses” means all reasonable documented fees and out-of-pocket expenses of the Ad Hoc Noteholder Group, including the reasonable documented fees and out-of-pocket expenses of Stroock & Stroock & Lavan, LLP, Houlihan Lokey Capital, Inc., one local counsel, and the financial and operational advisors to the Ad Hoc Noteholder Group existing as of the Petition Date, including, without limitation, any “success”, “transaction”, “deferred”, or similar fees, in accordance with their respective engagement letters and/or fee and expense reimbursement agreements with the Debtors.

53.                               “Consenting Noteholders” means the Holders of Prepetition Notes Claims that are signatories to the Restructuring Support Agreement.

54.                               “Consenting Term Lender Fees and Expenses” means all reasonable documented fees and out-of-pocket expenses of the Ad Hoc Lender Group, including the reasonable documented fees and out-of-pocket expenses of Jones Day, Evercore Group L.L.C., one local counsel, and the financial and operational advisors to the Ad Hoc Lender Group existing as of the Petition Date, including, without limitation, any “success”, “transaction”, “deferred”, or similar fees, in accordance with their respective engagement letters and/or fee and expense reimbursement agreements with the Debtors.

55.                               “Consenting Term Lenders” the Holders of Prepetition Term Loan Claims that are signatories to the Restructuring Support Agreement.

56.                               “Consummation” means the occurrence of the Effective Date.

57.                               “Contributed Term Loans” means an aggregate principal amount of $100 million of Prepetition Term Loans owned or controlled by the Equity Commitment Parties, which shall be exchanged, as part of the Equity Commitment, for the Equity Commitment Shares pursuant to the terms of the Put Option Agreement.

58.                               “Cure Claim” means the Claim of any counterparty to any Executory Contract or Unexpired Lease, based upon a monetary default, if any, by any Debtor on such Executory Contract or Unexpired Lease at the time such contract or lease is assumed by the Debtors pursuant to sections 365 or 1123 of the Bankruptcy Code.

59.                               “D&O Liability Insurance Policies” means the insurance policies (including runoff endorsements extending coverage, including costs and expenses (including reasonable and necessary attorneys’ fees and experts’ fees) for current or former directors, managers and officers of the Debtors and for certain of the future directors, managers and officers of the Reorganized Debtors for a six-year period after the Effective Date for covered liabilities, including sums that any party becomes legally obligated to pay as a result of judgments, fines, losses, claims, damages, settlements, or liabilities arising from activities occurring prior to the Effective Date) for directors’, managers’ and officers’ liability maintained by the Debtors and/or Ascent on or before the Effective Date.

60.                               “Debtor” means each of the Persons listed on Schedule 1 hereto, in its individual capacity as a debtor and debtor in possession in the Chapter 11 Cases under sections 1107 and 1108 of the Bankruptcy Code.

61.                               “Debtor Released Claims” has the meaning set forth in Article X.B of this Plan.

62.                               “Debtor Releases” has the meaning set forth in Article X.B of the Plan.

63.                               “Definitive Documents” has the meaning given to such term in the Restructuring Support Agreement.

64.                               “Designated Compensation Arrangements” means (a) all existing Compensation Arrangements (other than (i) that certain Amended and Restated Employment Agreement by and between Ascent and William Niles dated February 1, 2019 (for the avoidance of doubt, to the extent any termination obligations are payable thereunder, such termination obligations shall be a liability of Ascent for purposes of determining the Net Cash Amount) and (ii) those that are terminated, cancelled, or settled as set forth in the Existing Compensation Arrangements Term Sheet attached as Plan Schedule 3) and (b) such additional Compensation Arrangements for the restructuring transitional period and for calendar year 2019 and beyond as may be adopted by the Debtors with the consent of the Required Consenting Noteholders and the Requisite Commitment Parties in their sole discretion.

65.                               “DIP/Exit Facility Commitment” means the commitment letter attached as Exhibit C to the Restructuring Support Agreement.

66.                               “DIP Facility” means that certain debtor-in-possession financing facility in an aggregate principal amount of $245 million provided by the DIP Facility Lenders on the terms of, and subject to the conditions set forth in, the DIP/Exit Facility Commitment, which DIP Facility shall be documented in the DIP Facility Credit Agreement and shall be consistent in all material respects with the Restructuring Term Sheet and the DIP/Exit Facility Commitment.

67.                               “DIP Facility Agent” means Cortland Capital Market Services LLC or another third party designated by KKR Credit Advisors (US) LLC, in its capacity as “Structuring Advisor” and reasonably acceptable to Monitronics, in either case, in its capacity as administrative agent under the DIP Facility Credit Agreement.

68.                               “DIP Facility Claims” means any and all Claims arising from, under, or in connection with the DIP Facility Credit Agreement or any other DIP Facility Loan Document.

69.                               “DIP Facility Credit Agreement” means that certain debtor-in-possession financing facility agreement to be entered into by and among the Debtors, the DIP Facility Agent, and the DIP Facility Lenders, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, which shall be consistent in all material respects with the Restructuring Term Sheet and the DIP/Exit Facility Commitment and reasonably acceptable to the Required Consenting Noteholders, the Required Consenting Term Lenders, the Debtors, the DIP Facility Agent, the DIP Facility Lenders, and Ascent (solely to the extent the Non-Ascent Restructuring Toggle has not occurred).

70.                               “DIP Facility Lenders” means the lenders party to the DIP Facility Credit Agreement from time to time.

71.                               “DIP Facility Liens” means the Liens securing the obligations of the Debtors under the DIP Facility Credit Agreement.

72.                               “DIP Facility Loan Documents” means the DIP Facility Credit Agreement, the DIP Orders, and the other documents executed in connection with the DIP Facility, each of which shall be reasonably acceptable to the Required Consenting Noteholders, the Required Consenting Term Lenders, the Debtors, and Ascent (solely to the extent the Non-Ascent Restructuring Toggle has not occurred), in each case, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof and the Restructuring Support Agreement prior to the Effective Date.

73.                               “DIP Orders” means the Interim DIP Order and the Final DIP Order, as applicable.

74.                               “Director Nomination Agreement” means an agreement by and among Reorganized Monitronics and certain of the Commitment Parties pursuant to which such Commitment Parties shall have the right to nominate certain members of the New Monitronics Board, which Director Nomination Agreement shall be on the terms and conditions set forth in the Governance Term Sheet.

75.                               “Disbursing Agent” means the Reorganized Debtors or the Entity or Entities chosen by the Reorganized Debtors in their sole discretion to make or facilitate distributions pursuant to the Plan.  For purposes of distributions under this Plan to the Holders of Allowed DIP Facility Claims, Allowed Prepetition RBL Claims, Allowed Prepetition Term Loan Claims, and Allowed Prepetition Notes Claims, the DIP Facility Agent, the Prepetition First Lien Agent, the Replacement First Lien Agent, and the Indenture Trustee or the Solicitation Agent, as applicable, will be and shall act as the Disbursing Agent; provided, however, that the Solicitation Agent will only coordinate distributions based on the directions of the Reorganized Debtors.

76.                               “Disclosure Statement” means the Proposed Disclosure Statement for Joint Partial Prepackaged Plan of Reorganization of Monitronics International, Inc. and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, dated June 3, 2019, as the same may be amended, supplemented or modified from time to time with the reasonable consent of the Required Consenting Noteholders, the Requisite Commitment Parties, the Required Consenting Term Lenders, the Required DIP Facility Lenders, and Ascent (solely to the extent the Non-Ascent Restructuring Toggle has not occurred), including all exhibits and schedules thereto and references therein that relate to the Plan, that is prepared and distributed in accordance with the Bankruptcy Code, Bankruptcy Rules and any other applicable law.

77.                               “Discounted Plan Value” means $395,111,570.

78.                               “Disputed” means, with respect to any Claim or Equity Interest, any Claim or Equity Interest that is not yet Allowed.

79.                               “Distribution Date” means the date or dates selected in consultation with the Ad Hoc Noteholder Group, the Ad Hoc Lender Group, and Ascent (solely to the extent the Non-Ascent Restructuring Toggle has not occurred) that is as soon as practicable after the Effective Date, but no later than ten (10) days after the Effective Date, upon which the Disbursing Agent shall make distributions to Holders of Allowed Claims and Allowed Equity Interests entitled to receive distributions under the Plan.

80.                               “DTC” means The Depository Trust Company.

81.                               “Effective Date” means the date that is the first (1st) Business Day on which the Confirmation Order becomes a Final Order; provided, however, that all of the conditions specified in Article IX.B hereof have been satisfied or waived pursuant to Article IX.C hereof.

82.                               “Effective Date Pay Down” means the payment of $150 million in Cash by the Reorganized Debtors, from (a) the proceeds of the Rights Offering and (b)(1) the Net Cash Amount and, if applicable, the Net Cash Shortfall Amount, or (2) the Ascent Default Amount, as applicable, to the Replacement First Lien Agent, for the ratable benefit of the Prepetition Term Lenders under the Prepetition Credit Agreement, for application to the Prepetition Term Loan Claims (provided that no Equity Commitment Party shall receive any portion of the Effective Date Pay Down on account of Contributed Term Loans).

83.                               “Entity” means an entity as defined in section 101(15) of the Bankruptcy Code.

84.                               “Equity Interest” means: (a) any Equity Security in any Debtor, including, without limitation, all issued, unissued, authorized or outstanding shares of stock and other ownership interests, together with (i) any options, warrants, or contractual rights to purchase or acquire any such Equity Securities at any time with respect to any Debtor, and all rights arising with respect thereto and (ii) the rights of any Entity to purchase or demand the issuance of any of the foregoing in any of the Debtors, and shall include: (1) conversion, exchange, voting, participation, and dividend rights; (2) liquidation preferences; (3) options, warrants, and call and put rights; and (4) share-appreciation rights; and (b) any 510(b) Equity Claim, in each case, as in existence immediately prior to the Effective Date.

85.                               “Equity Commitments” means, with respect to any Equity Commitment Party, the right, on the terms and conditions set forth in the Backstop and Equity Commitment Documents, of the Debtors to cause such Equity Commitment Party to purchase the Equity Commitment Shares by exchanging the Contributed Term Loans in an aggregate amount equal to the product of $100 million and its Equity Commitment Percentage under the Put Option Agreement.

86.                               “Equity Commitment Parties” has the meaning given to such term in the Put Option Agreement.

87.                               “Equity Commitment Percentage” has the meaning given to such term in the Put Option Agreement; provided that, for the avoidance of doubt, the total of all Equity Commitment Percentages shall equal 100%.

88.                               “Equity Commitment Shares” means shares of New Common Stock representing 25.31% of the total shares of the New Common Stock to be issued and outstanding as of the Effective Date, subject to dilution by the Post-Emergence Incentive Plan.

89.                               “Equity Security” means an “equity security” as defined in section 101(16) of the Bankruptcy Code.

90.                               “Estate” means, as to each Debtor, the estate created for the Debtor in its Chapter 11 Case pursuant to section 541 of the Bankruptcy Code.

91.                               “Exculpated Claim” means any Claim related to any act or omission in connection with, relating to or arising out of the Debtors’ in- or out-of-court restructuring efforts, the Debtors’ Chapter 11 Cases, the Merger, the formulation, preparation, dissemination, negotiation or filing of the Restructuring Support Agreement, the Disclosure Statement or the Plan or any contract, instrument, release or other agreement or document created or entered into in connection with the Disclosure Statement or the Plan (including the DIP Facility, the Exit Facilities, the Rights Offering, and the Backstop and Equity Commitment Documents), the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of New Common Stock or the distribution of property under the Plan or any other agreement; provided, however, that Exculpated Claims shall not include: (i) any act or omission that is determined in a Final Order to have constituted willful misconduct, gross negligence, criminal conduct or fraud, and/or (ii) the rights of any Entity to enforce this Plan and the contracts, instruments, releases, and other agreements or documents delivered under or in connection with this Plan or assumed pursuant to this Plan or assumed pursuant to Final Order of the Bankruptcy Court.

92.                               “Exculpated Party” means each of: (a) the Debtors, (b) the Reorganized Debtors, (c) the Committee (if any), and (d) with respect to each of the foregoing Entities in clauses (a) through (c), such Entities’ current or former subsidiaries, Affiliates (other than Ascent), managed accounts or funds, officers, directors, managers, managing members, principals, partners, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives and other Professionals, in their capacity as such.

93.                               “Exculpation” means the exculpation provision set forth in Article X.D hereof.

94.                               “Executory Contract” means a contract to which one or more of the Debtors is a party that is subject to assumption, assumption and assignment, or rejection under sections 365 or 1123 of the Bankruptcy Code.

95.                               “Exercise Price” means $17.56 per share of New Common Stock, which is the price at which the Rights may be exercised, and reflects the Discounted Plan Value.

96.                               “Existing Compensation Arrangements Term Sheet” means the term sheet attached as Plan Schedule 3.

97.                               “Exit Facilities” means the New Exit Facilities and the Takeback Exit Term Loan Facility.

98.                               “Federal Judgment Rate” means the federal judgment rate, as such rate was in effect as of the Petition Date.

99.                               “Fee Claim” means a Claim for Accrued Professional Compensation.

100.                        “File,” “Filed” or “Filing” means file, filed or filing in the Chapter 11 Cases with the Bankruptcy Court or other court of competent jurisdiction.

101.                        “Final DIP Order” means the Final Order(s) of the Bankruptcy Court approving the DIP Facility on a final basis and authorizing the use of cash collateral, which shall be reasonably acceptable to the Debtors, the Required Consenting Noteholders, the Required Consenting Term Lenders, the DIP Facility Agent, the Required DIP Facility Lenders, Ascent (solely to the extent the Non-Ascent Restructuring Toggle has not occurred), and the Prepetition First Lien Agent (with respect to those provisions that impact the legal or economic rights of the Prepetition First Lien Agent and/or the Prepetition Revolving Lenders).

102.                        “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been Filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or rehearing shall have been denied, resulted in no modification of such order or has otherwise been dismissed with prejudice, provided that the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024, or any analogous rule, may be filed relating to such order or judgment shall not cause such order or judgment not to be a Final Order.

103.                        “Form S-4 Registration Statement” means the Form S-4 registration statement filed with the SEC on May 24, 2019 by Monitronics to register the Ascent Share Distribution under the Securities Act, as such registration statement may be amended or supplemented from time to time.

104.                        “General Unsecured Claim” means any Unsecured Claim against any of the Debtors that is not an Administrative Claim, a Priority Tax Claim, an Other Priority Claim, a Fee Claim, an Intercompany Claim, a Prepetition Notes Claim, or a 510(b) Equity Claim.

105.                        “Governance Term Sheet” means the Reorganized Monitronics Governance Term Sheet attached as Exhibit 1 to the Restructuring Term Sheet.

106.                        “Governmental Unit” means a governmental unit as defined in section 101(27) of the Bankruptcy Code.

107.                        “Holder” means any Person or Entity holding a Claim or an Equity Interest.

108.                        “Impaired” means any Claim or Equity Interest in an Impaired Class.

109.                        “Impaired Class” means an impaired Class within the meaning of section 1124 of the Bankruptcy Code.

110.                        “Indemnification Obligation” means each of the Debtors’ indemnification provisions currently in place, whether in the Debtors’ bylaws, certificates of incorporation or other formation documents in the case of a limited liability company, board resolutions, management or indemnification agreements, employment or service contracts, or otherwise for the benefit of the current, former or future directors of the Debtors or the Reorganized Debtors, director nominees, managers, managing members, officers, members (including any ex officio members), equity holders, employees, accountants, investment bankers, attorneys, other professionals of the Debtors, and such current and former directors’, officers’, and managers’ respective Affiliates, each of the foregoing solely in their capacity as such.

111.                        “Indemnified Parties” means, each of the Debtors’ respective current or former directors, director nominees, managers, managing members, officers, members (including any ex officio members), equity holders, employees, accountants, investment bankers, attorneys, other professionals of the Debtors, and such current and former directors’, officers’, and managers’ respective Affiliates, each of the foregoing solely in their capacity as such.

112.                        “Indenture Trustee” means U.S. Bank National Association, as indenture trustee under the Prepetition Notes Indenture or any such successor indenture trustee(s).

113.                        “Indenture Trustee Fees and Expenses” means all reasonable documented fees and out-of-pocket expenses of the Indenture Trustee, including the fees and out-of-pocket expenses of Foley & Lardner LLP and any local counsel.

114.                        “Information Sharing Agreement” means a cooperation agreement to be entered into by the Debtors and the Consenting Noteholders on or prior to the Petition Date, which agreement shall be acceptable to the Debtors and the Required Consenting Noteholders and shall provide that the Debtors will cooperate in good faith to assist in the transition of the business during the period after the effectiveness of the Information Sharing Agreement and prior to the Effective Date.

115.                        “Intercompany Claim” means any Claim held by a Debtor against another Debtor.

116.                        “Interim DIP Order” means each interim order or orders of the Bankruptcy Court authorizing the DIP Facility on an interim basis and authorizing the use of cash collateral, which shall be reasonably acceptable to the Debtors, the Required Consenting Noteholders, the Required Consenting Term Lenders, the DIP Facility Agent, the Required DIP Facility Lenders, Ascent (solely to the extent the Non-Ascent Restructuring Toggle has not occurred), and the Prepetition First Lien Agent (with respect to those provisions that impact the legal or economic rights of the Prepetition First Lien Agent and/or the Prepetition Revolving Lenders).

117.                        “Judicial Code” means title 28 of the United States Code, 28 U.S.C. §§ 1—4001.

118.                        “Lien” means a lien as defined in section 101(37) of the Bankruptcy Code.

119.                        “Merger” means the merger of Ascent with and into Monitronics, with Reorganized Monitronics as the surviving entity, on the terms and subject to the conditions of the Merger Agreement.

120.                        “Merger Agreement” means that certain Agreement and Plan of Merger, dated as of May 24, 2019, by and between Ascent and Monitronics, as attached as Exhibit 10 to this Plan.

121.                        “Merger Approvals” means all requisite approvals to consummate the Merger (including, for the avoidance of doubt, all third-party and regulatory approvals required to consummate the Merger, including approvals from the SEC and stockholder approvals).

122.                        “Merger Approval Outside Date” means the date that is sixty-five (65) days after the Petition Date, unless otherwise extended in accordance with the terms of the Restructuring Support Agreement.

123.                        “Monitronics” means Monitronics International, Inc.

124.                        “Monitronics Equity Interests” mean the Equity Interests issued by Monitronics and outstanding immediately prior to the Effective Date.

125.                        “Monitronics Subsidiary” means any direct or indirect subsidiary of Monitronics.

126.                        “Net Cash Amount” means the Ascent Cash Amount, net of all liabilities of Ascent (including, but not limited to, funded indebtedness, professionals’ fees, settlements, severance payments, unclaimed property liabilities, agreements or understandings with respect to the use of Cash, contingent liabilities, and operating expenses expected to be paid in connection with the Merger or that will be assumed by Monitronics or Reorganized Monitronics, as applicable, in connection with the Merger), as of the Effective Date, the calculation of which shall be determined in good faith by Ascent, the Debtors, the Required Consenting Noteholders, and the Required Consenting Term Lenders on the date that is ten (10) days prior to the Effective Date.

127.                        “Net Cash Shortfall Amount” means $23,000,000 less the Net Cash Amount.

128.                        “Net Cash Shortfall Share Distribution” means, solely in the event a Non-Ascent Restructuring Toggle has not occurred and the Net Cash Amount is less than $23 million, but not less than $20 million, the issuance of the Net Cash Shortfall Shares to the Commitment Parties in exchange for the contribution by the Commitment Parties to the Debtors of the Net Cash Shortfall Amount in accordance with the Backstop and Equity Commitment Documents.

129.                        “Net Cash Shortfall Shares” means the number of shares of New Common Stock equal to the quotient of the Net Cash Shortfall Amount divided by the Exercise Price.

130.                        “New Affiliate Boards” means the boards of directors or managers of the Reorganized Debtors other than Reorganized Monitronics.

131.                        “New Boards” means the Reorganized Monitronics Board and the New Affiliate Boards.

132.                        “New Common Stock” means the shares of common stock of Reorganized Monitronics authorized to be issued pursuant to this Plan.

133.                        “New Exit Facilities” means the (a) revolving credit facility to be entered into with the New Exit Facilities Agent and the applicable New Exit Facilities Lenders with a revolving commitment of $145 million, and (b) term loan facility to be entered into with the New Exit Facilities Agent and the applicable New Exit Facilities Lenders in the amount of $150 million, each of which shall contain terms and conditions consistent in all material respects with those set forth in the Restructuring Term Sheet and the DIP/Exit Facility Commitment.

134.                        “New Exit Facilities Agent” means the administrative agent for the New Exit Facilities under the New Exit Facilities Credit Agreement.

135.                        “New Exit Facilities Credit Agreement” means the credit agreement, in substantially the form Filed with the Plan Supplement, which credit agreement shall contain terms and conditions consistent in all material respects with those set forth in the Restructuring Term Sheet and the DIP/Exit Facility Commitment and, to the extent any terms and conditions are not set forth on or contemplated therein, such other terms and conditions as are acceptable to the Debtors, the New Exit Facilities Lenders, the Required Consenting Term Lenders, and the Required Consenting Noteholders (such acceptance not to be unreasonably withheld).

136.                        “New Exit Facilities Documents” means the New Exit Facilities Credit Agreement and such other definitive documentation acceptable to the Debtors, the New Exit Facilities Lenders, the Required Consenting Term Lenders and the Required Consenting Noteholders (such acceptance not to be unreasonably withheld).

137.                        “New Exit Facilities Lenders” means the revolving credit facility lenders and the term loan lenders party to the New Exit Facilities Credit Agreement.

138.                        “New Exit Facilities Loans” means the revolving loans and the term loans provided by the New Exit Facilities Lenders under the New Exit Facilities Credit Agreement.

139.                        “Non-Ascent Restructuring” means a restructuring to be effectuated pursuant to this Plan solely in the event a Non-Ascent Restructuring Toggle occurs, under which restructuring: (a) the Plan shall be consummated without the consummation of the Merger, (b) Ascent shall not participate in the restructuring, (c) Ascent shall make the Toggle Contribution to the Reorganized Debtors, (d) the Backstop Commitment Parties shall pay the Ascent Default Amount and receive the Ascent Default Shares on the terms and conditions set forth in the Restructuring Support Agreement and the Put Option Agreement, (e) Ascent Shareholders shall not receive the Ascent Share Distribution, and (f) 100% of the New Common Stock to be issued and outstanding as of the Effective Date, subject to dilution by the Post-Emergence Incentive Plan, shall be distributed to creditors of Monitronics pursuant to the Plan, the Rights Offering, the Equity Commitments, the Backstop Commitments, and the Put Option Agreement (and not to Ascent or Ascent Shareholders in their capacity as such).

140.                        “Non-Ascent Restructuring Toggle” means the occurrence of any of the events set forth on Plan Schedule 2.

141.                        “Non-Voting Classes” means, collectively, Class 1 Other Secured Claims, Class 2 Prepetition RBL Claims, Class 5 General Unsecured Claims, Class 6 Intercompany Claims, Class 7 Affiliate Equity Interests in any Monitronics Subsidiary, and Class 8 Monitronics Equity Interests.

142.                        “Notes Shares” means shares of New Common Stock representing 18.0% of the total shares of New Common Stock to be issued and outstanding as of the Effective Date, subject to dilution by the Post-Emergence Incentive Plan.

143.                        “Other Priority Claim” means any Claim accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than:  (a) an Administrative Claim; (b) a DIP Facility Claim, or (c) a Priority Tax Claim.

144.                        “Other Secured Claim” means any Secured Claim that is not a Prepetition RBL Claim, a Prepetition Term Loan Claim, or a DIP Facility Claim.

145.                        “Person” means a person as defined in section 101(41) of the Bankruptcy Code.

146.                        “Petition Date” means the date on which the Debtors File their petitions for relief commencing the Chapter 11 Cases.

147.                        “Plan” means this Joint Partial Prepackaged Plan of Reorganization of Monitronics International, Inc. and Its Debtor Affiliates Under Chapter 11 of the Bankruptcy Code, dated June 3, 2019, as the same may be amended, supplemented or modified from time to time in accordance with the terms hereof, including, without limitation, any exhibits hereto, which are incorporated herein by reference.

148.                        “Plan Supplement” means the compilation of documents and forms of documents, schedules, and exhibits to the Plan to be Filed on notice to parties-in-interest, including, but not limited to, the following: (a) the Amended Organizational Documents; (b) the New Exit Facility Credit Agreement; (c) the Takeback Exit Term Loan Facility Credit Agreement; (d) the identity of the members of the New Boards; (e) the Schedule of Rejected Executory Contracts and Unexpired Leases; (f) the Schedule of D&O Insurance Policies; (g) the Schedule of Retained Causes of Action; (h) the Registration Rights Agreement; (i) the Director Nomination Agreement; (j) the Board Observer Agreement; and (k) the Information Sharing Agreement.  The Debtors shall File forms of the materials comprising the Plan Supplement no later than the Plan Supplement Filing Date.

149.                        “Plan Supplement Filing Date” means the date that is five (5) days prior to the deadline to object to the Confirmation of the Plan.

150.                        “Plan Supporters’ Advisors Fees” means the Consenting Noteholders Fees and Expenses, the Indenture Trustee Fees and Expenses, the Prepetition First Lien Agent Fees and Expenses, and the Consenting Term Lender Fees and Expenses.

151.                        “Post-Emergence Incentive Plan” means a management equity incentive program that is deemed to have been adopted by Reorganized Monitronics as of the Effective Date under which at least 7.5% and up to 10% of the New Common Stock on a fully diluted basis (after giving effect to the awards to be issued under the Post-Emergence Incentive Plan) shall be reserved for awards to be granted to certain officers, board members, and other members of management of Reorganized Monitronics.

152.                        “Postpetition Voting Deadline” means 5:00 p.m. (prevailing Eastern Time) on the date that is the first business day that is twenty-nine (29) days after the commencement date of the Rights Offering, or such other date as set forth in an order of the Bankruptcy Court.

153.                        “Prepetition Credit Agreement” means that certain Credit Agreement dated as of March 23, 2012, by and among Monitronics, Bank of America, N.A., as administrative agent, and the lenders from time to time party thereto, as amended by Amendment No. 1 to Credit Agreement and Consent dated as of November 7, 2012, Amendment No. 2 to Credit Agreement dated as of March 25, 2013, Amendment No. 3 to the Credit Agreement and Amendment No. 1 to Guaranty Agreement dated as of August 16, 2013, Amendment No. 4 to Credit Agreement dated as of February 17, 2015, Amendment No. 5 to Credit Agreement dated as of April 9, 2015, Amendment No. 6 to Credit Agreement dated as of September 30, 2016, and Amendment No. 7 to Credit Agreement dated as of December 29, 2016, and as modified by that certain Waiver No. 1 to Credit Agreement, dated as of March 28, 2019 and that certain Waiver No. 2 to Credit Agreement, dated as of April 30, 2019.

154.                        “Prepetition First Lien Agent” means Bank of America, N.A., in its capacity as administrative agent under the Prepetition Credit Agreement and related financing documents or any such successor administrative agent (including, for the avoidance of doubt, the Replacement First Lien Agent).

155.                        “Prepetition First Lien Agent Fees and Expenses” means all reasonable and documented fees and out-of-pocket expenses of the Prepetition First Lien Agent, including the reasonable and documented fees and out-of-pocket expenses of Morgan, Lewis & Bockius LLP, Winstead PC, and Getzler Henrich & Associates LLC.

156.                        “Prepetition Loan Documents” means the “Loan Documents” as defined in the Prepetition Credit Agreement, in each case as amended, supplemented, or modified from time to time prior to the Petition Date.

157.                        “Prepetition Noteholders” means those Holders of Prepetition Notes Claims.

158.                        “Prepetition Notes” means the 9.125% Senior Notes due 2020 issued by Monitronics under the Prepetition Notes Indenture.

159.                        “Prepetition Notes Claim” means any and all Claims arising from, under, or in connection with the Prepetition Notes, the Prepetition Notes Indenture, or any other related document or agreement.

160.                        “Prepetition Notes Indenture” means the Indenture dated as of March 23, 2012 (as amended, restated, modified, supplemented, or replaced from time to time in accordance with the terms thereof), by and among Monitronics, the guarantors named thereunder, and the Indenture Trustee.

161.                        “Prepetition RBL Claim” means any and all Claims arising from, under or in connection with the Revolving Credit Loans under and as defined in the Prepetition Credit Agreement or any other Prepetition Loan Document.

162.                        “Prepetition Revolving Lenders” means those Holders of Prepetition RBL Claims.

163.                        “Prepetition Term Lenders” means those Holders of Prepetition Term Loan Claims.

164.                        “Prepetition Term Loans” means the Term B-2 Loans under (and as defined in) the Prepetition Credit Agreement.

165.                        “Prepetition Term Loan Claim” means any and all Claims arising from, under, or in connection with the Term B-2 Loans under (and as defined in) the Prepetition Credit Agreement or any other Prepetition Loan Document.

166.                        “Prepetition Voting Deadline” means 5:00 p.m. (prevailing Eastern Time) on June 24, 2019.

167.                        “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

168.                        “Pro Rata” means the proportion that an Allowed Claim or Allowed Equity Interest in a particular Class bears to the aggregate amount of Allowed Claims or Allowed Equity Interests in that Class, or the proportion that Allowed Claims or Allowed Equity Interests in a particular Class bear to the aggregate amount of Allowed Claims or Allowed Equity Interests in a particular Class and other Classes entitled to share in the same recovery as such Allowed Claim or Allowed Equity Interest under the Plan.

169.                        “Professional” means an Entity:  (a) retained pursuant to a Final Order in accordance with sections 327, 363, or 1103 of the Bankruptcy Code and to be compensated for services rendered before or on the Effective Date pursuant to sections 327, 328, 329, 330, 331, and 363 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been Allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.

170.                        “Professional Fee Claims Reserve” means a Cash reserve established and maintained by the Debtors or the Reorganized Debtors, as applicable, to pay in full in Cash the Allowed Fee Claims incurred on or prior to the Effective Date.

171.                        “Put Option Agreement” means that certain Put Option Agreement, among the Debtors, Ascent, and the Commitment Parties, dated as of May 28, 2019.

172.                        “Put Option Premium” means the put option premium issued by Monitronics, in accordance with the Put Option Agreement, in exchange for the Debtors’ right to (a) sell and cause the Backstop Commitment Parties to purchase the Backstop Commitment Shares in exchange for the Backstop Commitment Parties’ funding their Backstop Commitments and (b) sell and cause the Equity Commitment Parties to purchase the Equity Commitment Shares in exchange for the Equity Commitment Parties’ funding their Equity Commitments, in each case pursuant to the terms and conditions of the Put Option Agreement, which Put Option Premium shall be payable on the Effective Date in the form of the Put Option Premium Shares.

173.                        “Put Option Premium Shares” means shares of New Common Stock at the Exercise Price, representing 6.07% of the total shares of New Common Stock to be issued and outstanding as of the Effective Date, subject to dilution by the Post-Emergence Incentive Plan.

174.                        “Registration Rights Agreement” means the Registration Rights Agreement to be entered into between Reorganized Monitronics and each of the Registration Rights Agreement Parties as of the Effective Date, substantially in the form Filed with the Plan Supplement and in accordance with the Backstop and Equity Commitment Documents, which Registration Rights Agreement shall be acceptable to the Commitment Parties that are Registration Rights Agreement Parties, pursuant to which Reorganized Monitronics shall be required to (a) file a shelf registration statement to register all shares held by the Registration Rights Agreement Parties at emergence and (b) maintain the effectiveness of the shelf registration statement until all the shares registered thereunder are sold, with customary rights to require underwritten take-downs.

175.                        “Registration Rights Agreement Parties” means (a) each of the Commitment Parties, and (b) each other Holder of Prepetition Notes Claims that receives, in the aggregate, 10% or more of the total shares of New Common Stock to be issued and outstanding as of the Effective Date, subject to dilution by the Post-Emergence Incentive Plan.

176.                        “Regulation D” means Regulation D promulgated under the Securities Act.

177.                        “Regulation S” means Regulation S promulgated under the Securities Act.

178.                        “Reinstated” means (a) leaving unaltered the legal, equitable and contractual rights to which a Claim or Equity Interest entitles the Holder of such Claim or Equity Interest so as to leave such Claim or Equity Interest Unimpaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of a Claim or Equity Interest to demand or receive accelerated payment of such Claim or Equity Interest after the occurrence of a default:  (i) curing any such default that occurred before, on or after the Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) expressly does not require to be cured; (ii) reinstating the maturity (to the extent such maturity has not otherwise accrued by the passage of time) of such Claim or Equity Interest as such maturity existed before such default; (iii) compensating the Holder of such Claim or Equity Interest for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim or Equity Interest arises from a failure to perform a nonmonetary obligation other than a default arising from failure to operate a nonresidential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim or Equity Interest (other than the Debtor or an insider) for any actual pecuniary loss incurred by such Holder as a result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim or Equity Interest entitles the Holder.

179.                        “Related Persons” means, with respect to a Person, each of that Person’s current and former Affiliates, and each of such Person’s and Affiliate’s current and former directors, officers, managers, managing members, principals, partners, members, employees, agents, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, other professionals, managed accounts, and managed funds, each in their capacity as such.

180.                        “Release Opt-Out” means the items set forth in the Ballots or the Release Opt-Out Forms, as applicable, pursuant to which Holders of Claims and Equity Interests may opt out of the release set forth in Article X hereof.

181.                        “Release Opt-Out Deadline” means the date that is the applicable Voting Deadline.

182.                        “Release Opt-Out Form” means the form upon which certain Holders of Claims or Equity Interests not entitled to vote shall indicate their election with respect to the Release Opt-Out, in each case in accordance with the Plan and the procedures governing the solicitation process, and which Release Opt-Out Form must be actually received by the Solicitation Agent on or before the Release Opt-Out Deadline.

183.                        “Released Claims” means the Debtor Released Claims and the Third-Party Released Claims.

184.                        “Released Party” means each of: (a) the Debtors and the Reorganized Debtors, (b) the Prepetition First Lien Agent, (c) the Releasing Prepetition Revolving Lenders, (d) the Releasing Prepetition Term Lenders, (e) the Indenture Trustee, (f) the Releasing Prepetition Noteholders, (g) the Commitment Parties, (h) the DIP Facility Agent, (i) the DIP Facility Lenders, (j) Ascent, (k) the Solicitation Agent, (l) all Holders of Claims or Equity Interests in Non-Voting Classes that do not affirmatively opt out of the release set forth in Article X hereof on the Release Opt-Out Form, and (m) with respect to each of the foregoing Entities in clauses (a) through (l), such Entities’ Related Persons, in each case solely in their capacity as such; provided, however, that, in the event the Non-Ascent Restructuring Toggle occurs, Ascent and its Related Parties shall constitute Released Parties solely in the event that Ascent makes the Toggle Contribution.

185.                        “Releasing Parties” means all Entities who have held, hold or may hold Released Claims that have been released pursuant to Article X.B or Article X.C, discharged pursuant to Article X.E or are subject to Exculpation.

186.                        “Releasing Prepetition Noteholder” means each (a) Consenting Noteholder and (b) any other Prepetition Noteholder that (i) votes to accept the Plan or (ii) abstains from voting on the Plan or votes to reject the Plan and does not affirmatively opt out of the release set forth in Article X.C of the Plan on its respective Ballot.

187.                        “Releasing Prepetition Revolving Lenders” means each Prepetition Revolving Lender that does not affirmatively opt out of the release set forth in Article X.C of the Plan on a Release Opt-Out Form.

188.                        “Releasing Prepetition Term Lenders” means each (a) Consenting Term Lender and (b) any other Prepetition Term Lender that (i) votes to accept the Plan or (ii) abstains from voting on the Plan or votes to reject the Plan and does not affirmatively opt out of the release set forth in Article X.C of the Plan on its respective Ballot.

189.                        “Reorganized Debtors” means from and after the Effective Date, any and all Debtors reorganized under and pursuant to the Plan, or any successor thereto, by merger, consolidation, transfer of all or substantially all assets or otherwise, including Reorganized Monitronics.

190.                        “Reorganized Monitronics Board” means the initial board of directors of Reorganized Monitronics.

191.                        “Replacement First Lien Agent” means a third party designated by the Prepetition Term Lenders, and reasonably acceptable to the Debtors, in either case, to act as replacement and successor administrative agent under the Prepetition Credit Agreement.

192.                        “Required Consenting Term Lenders” means, as of any date of determination, those Consenting Term Lenders holding more than 50% of the aggregate principal amount of Prepetition Term Loans that are held by all Consenting Term Lenders; provided, however, that as long as the Ad Hoc Lender Group holds at least 50% of the aggregate principal amount of the Prepetition Term Loans, “Required Consenting Term Lenders” shall mean, as of any date of determination, those Consenting Term Lenders holding more than 50% of the aggregate principal amount of the Prepetition Term Loans that are held by Consenting Term Lenders that are members of the Ad Hoc Lender Group.

193.                        “Required Consenting Noteholders” means, as of any date of determination, those Consenting Noteholders holding more than 66 2/3% of the aggregate principal amount of the Prepetition Notes that are held by all Consenting Noteholders; provided, however, that as long as the Ad Hoc Noteholder Group holds at least 50% of the aggregate principal amount of the Prepetition Notes, “Required Consenting Noteholders” shall mean, as of any date of determination, those Consenting Noteholders holding more than 66 2/3% of the aggregate principal amount of the Prepetition Notes that are held by Consenting Noteholders that are members of the Ad Hoc Noteholder Group.

194.                        “Required DIP Facility Lenders” means the “Required Lenders” as defined in the DIP/Exit Facility Commitment.

195.                        “Requisite Commitment Parties” has the meaning ascribed to it in the Put Option Agreement.

196.                        “Restructuring” means the Ascent Restructuring or the Non-Ascent Restructuring, as the context requires.

197.                        “Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of May 20, 2019, by and between the Debtors, the Consenting Noteholders, the Consenting Term Lenders, and Ascent, as amended, modified, or supplemented from time to time in accordance with its terms, attached as Exhibit 1 to this Plan.

198.                        “Restructuring Term Sheet” means the term sheet attached as Exhibit A to the Restructuring Support Agreement.

199.                        “Rights” means subscription rights to subscribe for and purchase New Common Stock to be issued in the Rights Offering, which shall be issued in respect of all Prepetition Notes outstanding as of the date of the commencement of the Rights Offering.

200.                        “Rights Offering” means that certain offering of Rights, issued with respect to all outstanding Prepetition Notes and exercisable solely by Cash Opt Out Noteholders, to purchase the Rights Offering Shares for an aggregate purchase price equal to the Aggregate Rights Offering Amount, which shall be backstopped by the Backstop Commitment Parties pursuant to the terms and conditions of the Put Option Agreement, as approved by the Rights Offering Approval Order.

201.                        “Rights Offering Approval Order” means a Final Order of the Bankruptcy Court approving the Rights Offering Procedures and the Rights Offering Solicitation Materials and any motion filed in support thereof, which Rights Offering Approval Order may, for the avoidance of doubt, be the same order as the order approving the Disclosure Statement and which shall be reasonably acceptable to the Debtors, the Required Consenting Noteholders, the Required Consenting Term Lenders, and Ascent (solely in the event a Non-Ascent Restructuring Toggle has not occurred).

202.                        “Rights Offering Participants” means the Cash Opt Out Noteholders who timely and validly elect to participate in the Rights Offering by electing to exercise their Rights for their corresponding share of the Rights Offering Shares at the Exercise Price.

203.                        “Rights Offering Procedures” means the procedures governing the Rights Offering, as approved by the Rights Offering Approval Order.

204.                        “Rights Offering Questionnaire” means a questionnaire to be included in the Rights Offering Solicitation Materials through which each Rights Offering Participant shall certify that it is either (a) an “accredited investor” (as defined in Regulation D of the Securities Act), a non U.S. person (as defined in Regulation S of the Securities Act) and not participating on behalf or on account of a U.S. person, or a “qualified institutional buyer” (as defined in Rule 144A of the Securities Act) or (b) none of the foregoing.

205.                        “Rights Offering Shares” means shares of New Common Stock representing 44.80% of the total shares of New Common Stock to be issued and outstanding as of the Effective Date, subject to dilution by the Post-Emergence Incentive Plan.

206.                        “Rights Offering Solicitation Materials” means the offering document for the Rights Offering (which may be the Disclosure Statement), the Rights Offering Procedures, the Subscription Form, the Rights Offering Questionnaire, and any other documents to be utilized by the Cash Opt Out Noteholders in connection with the Rights Offering.

207.                        “Schedule of Rejected Executory Contracts and Unexpired Leases” means the schedule of Executory Contracts and Unexpired Leases to be rejected, if any, which schedule shall be prepared by the Debtors and be reasonably acceptable to the Required Consenting Noteholders, the Requisite Commitment Parties, the Required Consenting Term Lenders, and Ascent (solely to the extent the Non-Ascent Restructuring Toggle has not occurred), and Filed in the Plan Supplement.

208.                        “SEC” means the U.S. Securities and Exchange Commission.

209.                        “Section 4(a)(2)” means Section 4(a)(2) of the Securities Act.

210.                        “Secured” means, when referring to a Claim:  (a) secured by a Lien on property in which the Estate has an interest, which Lien is valid, perfected and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the creditor’s interest in the Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code; or (b) otherwise Allowed pursuant to this Plan as a Secured Claim.

211.                        “Secured Claim” means a Claim that is Secured.

212.                        “Securities Act” means the Securities Act of 1933, 15 U.S.C. §§ 77a—77aa, as amended.

213.                        “Solicitation Agent” means Prime Clerk LLC.

214.                        “Subscription Form” means that certain form to be distributed to the Holders of Prepetition Notes Claims pursuant to which they may exercise their Rights, as approved by the Bankruptcy Court under the Rights Offering Approval Order.

215.                        “Takeback Exit Term Loan Facility Agent” means the administrative agent for the Takeback Exit Term Loan Facility under the Takeback Exit Term Loan Facility Credit Agreement.

216.                        “Takeback Exit Term Loan Facility Credit Agreement” means the credit agreement, in substantially the form Filed in the Plan Supplement, which credit agreement shall contain terms and conditions consistent in all material respects with those set forth in the Restructuring Term Sheet and the Takeback Exit Term Loan Facility Term Sheet and, to the extent any terms and conditions are not set forth on or contemplated therein, such other terms and conditions as are acceptable to the Debtors, the Required Consenting Term Lenders, and the Required Consenting Noteholders (such acceptance not to be unreasonably withheld).

217.                        “Takeback Exit Term Loan Facility Documents” means the Takeback Exit Term Loan Facility Credit Agreement and such other definitive documentation acceptable to the Debtors, the Required Consenting Term Lenders, and the Required Consenting Noteholders (such acceptance not to be unreasonably withheld).

218.                        “Takeback Exit Term Loan Facility Lenders” means the term loan lenders party to the Takeback Exit Term Loan Facility Credit Agreement.

219.                        “Takeback Exit Term Loans” means the term loans provided by the Takeback Exit Term Loan Facility Lenders under the Takeback Exit Term Loan Facility Credit Agreement.

220.                        “Takeback Exit Term Loan Facility” means the term loan facility to be entered into by Reorganized Monitronics, the Takeback Exit Term Loan Facility Agent, and the Takeback Exit Term Loan Facility Lenders in the amount of $822.5 million.

221.                        “Takeback Exit Term Loan Facility Term Sheet” means the term sheet attached as Exhibit D to the Restructuring Support Agreement.

222.                        “Third-Party Released Claims” has the meaning set forth in Article X.C of this Plan.

223.                        “Third-Party Releases” has the meaning set forth in Article X.C of the Plan.

224.                        “Toggle Contribution” means, in the event the Non-Ascent Restructuring Toggle occurs, Ascent’s contribution of Cash in an amount equal to $3.5 million to Monitronics on or before the Effective Date, subject to receipt of the release set forth in Article X of this Plan.

225.                        “Total Effective Date Shares” means the total shares of New Common Stock to be issued as of the Plan Effective Date.

226.                        “Transition Services Agreement” means an agreement to be entered into by the Debtors and Ascent on the Effective Date, solely in the event the Non-Ascent Restructuring Toggle occurs, in form and substance acceptable to the Required Consenting Noteholders, the Commitment Parties, the Debtors, and Ascent, which agreement shall have a term of no longer than twelve (12) months and shall provide, among other things, that (a) Ascent and the Reorganized Debtors will each: (i) cooperate fully and in good faith in the transition of any shared services between Ascent and the Debtors and/or the Reorganized Debtors, and (ii) use commercially reasonable efforts to ensure that all permits, licenses, software, agreements, contracts, information, and other items necessary to operate their respective businesses are transitioned and operations are not disrupted and (b) Ascent will reimburse the Reorganized Debtors for all services provided to Ascent during the period from the Effective Date through termination of the Transition Services Agreement (including, without limitation, IT, accounting, and finance services) at rates to be negotiated at arms’ length between Ascent and the Debtors and which shall be acceptable to the Required Consenting Noteholders and the Commitment Parties.

227.                        “Unexpired Lease” means a lease to which one or more of the Debtors is a party that is subject to assumption, assumption and assignment, or rejection under section 365 of the Bankruptcy Code.

228.                        “Unimpaired” means, with respect to a Class of Claims or Equity Interests, a Claim or an Equity Interest that is unimpaired within the meaning of section 1124 of the Bankruptcy Code.

229.                        “Unimpaired Class” means an Unimpaired Class within the meaning of section 1124 of the Bankruptcy Code.

230.                        “Unsecured Claim” means a Claim that is not Secured by a Lien on property in which one of the Debtors’ Estates has an interest.

231.                        “Unsubscribed Shares” means any Rights Offering Shares that are not timely and properly subscribed for and purchased by Rights Offering Participants, in their capacity as such, pursuant to the Rights Offering Procedures.

232.                        “U.S. Trustee” means the United States Trustee for the Southern District of Texas.

233.                        “Voting Classes” means, collectively, Class 3 Prepetition Term Loan Claims and Class 4 Prepetition Notes Claims.

234.                        “Voting Deadline” means either the Prepetition Voting Deadline or the Postpetition Voting Deadline, as applicable.

235.                        “Voting Record Date” means the date for determining (a) which Holders of Claims in the Voting Classes are entitled, as applicable, to receive the Disclosure Statement and the Ballots, and to vote to accept or reject this Plan, and (b) which Holders of Claims and/or Equity Interests in the Non-Voting Classes are entitled, as applicable, to receive the Disclosure Statement and the Release Opt Out Form, in each case, which date shall be May 31, 2019.

B.                                     Rules of Interpretation

For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter gender; (b) whenever from the context it is appropriate, the words “and” or “or” shall mean “and/or”; (c) unless otherwise specified, any reference in this Plan to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that such document shall be substantially in such form or substantially on such terms and conditions; (d) unless otherwise specified, any reference in this Plan to an existing document, schedule or exhibit, whether or not Filed, shall mean such document, schedule or exhibit, as it may have been or may be amended, modified or supplemented; (e) any reference to an Entity as a Holder of a Claim or Equity Interest includes that Entity’s successors and assigns; (f) unless otherwise specified, all references in this Plan to Articles are references to Articles of this Plan or to this Plan; (g) the words “herein,” “hereof” and “hereto” refer to this Plan in its entirety rather than to a particular portion of this Plan; (h) subject to the provisions of any contract, certificate of incorporation, bylaw, instrument, release or other agreement or document entered into in connection with this Plan, the rights and obligations arising pursuant to this Plan shall be governed by, and construed and enforced in accordance with applicable federal law, including the Bankruptcy Code and Bankruptcy Rules; (i) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (j) unless otherwise set forth in this Plan, the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (k) any term used in capitalized form in this Plan that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to such term in the Bankruptcy Code or the Bankruptcy Rules, as applicable; (l) all references to docket numbers of documents Filed in the Chapter 11 Cases are references to the docket numbers under the Bankruptcy Court’s CM/ECF system; (m) all references to statutes, regulations, orders, rules of courts and the like shall mean as amended from time to time, as applicable to the Chapter 11 Cases, unless otherwise stated; and (n) any immaterial effectuating provisions may be interpreted by the Reorganized Debtors in such a manner that is consistent with the overall purpose and intent of this Plan all without further notice to or action, order or approval of the Bankruptcy Court or any other Entity.

C.                                    Computation of Time

In computing any period of time prescribed or allowed, the provisions of Bankruptcy Rule 9006(a) shall apply.  If a payment or act under this Plan is required to be made or performed on a date that is not a Business Day, then the making of such payment or the performance of such act shall instead occur on the next succeeding Business Day, but shall be deemed to have occurred as of the required date.

D.                                    Governing Law

Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and the Bankruptcy Rules) or unless otherwise specifically stated, the laws of the State of New York, without giving effect to the principles of conflict of laws, shall govern the rights, obligations, construction and implementation of this Plan, any agreements, documents, instruments or contracts executed or entered into in connection with this Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control), and corporate governance matters; provided, however, that corporate governance matters relating to the Debtors or the Reorganized Debtors, as applicable, shall be governed by the laws of the state of incorporation of the applicable Debtor or Reorganized Debtor, as applicable.

E.                                     Reference to Monetary Figures

All references in this Plan to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.

F.                                     Reference to the Debtors or the Reorganized Debtors

Except as otherwise specifically provided in this Plan to the contrary, references in this Plan to the Debtors or to the Reorganized Debtors shall mean the Debtors and the Reorganized Debtors, as applicable, to the extent the context requires.

ARTICLE II.

ADMINISTRATIVE CLAIMS, DIP FACILITY CLAIMS, AND PRIORITY
CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, DIP Facility Claims, Priority Tax Claims, and Other Priority Claims have not been classified and thus are excluded from the Classes of Claims and Equity Interests set forth in Article III.

A.                                     Administrative Claims

1.                                      General Administrative Claims

Except with respect to Administrative Claims that are Fee Claims, Plan Supporters’ Advisors Fees, Commitment Parties Fees, or the Put Option Premium, and except to the extent that a Holder of an Allowed Administrative Claim, the Required Consenting Noteholders, the Required Consenting Term Lenders, and the applicable Debtors agree to less favorable treatment for such Holder, each Holder of an Allowed Administrative Claim due and payable on or before the Effective Date shall receive, on the latest to occur of (a) the Effective Date, (b) the date on which such Administrative Claim becomes Allowed, and (c) the date on which such Allowed Administrative Claim becomes due and payable in the ordinary course of business, at the option of the Debtors (subject to the reasonable consent of the Required Consenting Noteholders and the Required Consenting Term Lenders), one of the following treatments: (1) be paid in full in Cash or (2) otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code; provided, however, that Allowed Administrative Claims that arise in the ordinary course of the Debtors’ business shall be paid in full in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing or other documents relating to, such Allowed Administrative Claims.

2.                                      Fee Claims

Each Professional asserting a Fee Claim for services rendered before the Effective Date must File and serve on the Reorganized Debtors and such other Entities who are designated in the Confirmation Order an application for final Allowance of such Fee Claim no later than forty-five (45) days after the Effective Date.  Objections to any Fee Claim must be Filed and served on the Reorganized Debtors and the requesting Professional no later than twenty (20) days after such application for Allowance of such Fee Claim is Filed with the Bankruptcy Court.  Each Holder of an Allowed Fee Claim shall be paid in full in Cash, including from funds held in the Professional Fee Claims Reserve, within five (5) Business Days after entry of a Final Order of the Bankruptcy Court approving such Allowed Fee Claim.  Notwithstanding anything to the contrary contained in this Plan, the failure of the Professional Fee Claims Reserve to satisfy in full the Fee Claims shall not, in any way, operate or be construed as a cap or limitation on the amount of Fee Claims due and payable by the Reorganized Debtors, as the amounts in the Professional Fee Claims Reserve are solely estimates.  To the extent necessary, the Plan and the Confirmation Order shall amend and supersede any previously entered order regarding the payment of Fee Claims.

Except as otherwise specifically provided in the Plan, on and after the Effective Date, the Debtors or the Reorganized Debtors, as applicable, may, in the ordinary course of business and without any further notice to or action, order, or approval of the Bankruptcy Court, pay in Cash the reasonable and documented legal, professional, and other fees and expenses of the Professionals or other Entities related to implementation and Consummation of the Plan incurred by the Debtors or the Reorganized Debtors after the Effective Date.  Upon the Effective Date, any requirement that Professionals comply with sections 327 through 331, 363, and 1103 of the Bankruptcy Code in seeking retention for services rendered after such date shall terminate, and the Debtors or the Reorganized Debtors, as applicable, may employ any Professional or other Entity in the ordinary course of business without any further notice to or action, order, or approval of the Bankruptcy Court.

3.                                      Plan Supporters’ Advisors Fees and Commitment Parties Fees

Notwithstanding anything to the contrary herein, Plan Supporters’ Advisors Fees and Commitment Parties Fees will be paid pursuant to Article XIV.D of this Plan and without (i) the need for the filing of any claim or request for allowance or (ii) any further order of the Bankruptcy Court (except as expressly provided for in Article XIV.D of this Plan).

4.                                      Put Option Premium

The Put Option Premium will be paid pursuant to Article V.G of this Plan and without (i) the need for the filing of any claim or request for allowance or (ii) any further order of the Bankruptcy Court (except as expressly provided for in Article V.G of this Plan).

B.                                     DIP Facility Claims

On the Effective Date, in full satisfaction, settlement, discharge and release of, and in exchange for, the Allowed DIP Facility Claims, (x) $50 million in Cash shall be used to reduce the outstanding amount under the DIP Facility and (y) subject to the terms and conditions of the DIP/Exit Facilities Commitment, the DIP Facility shall be converted into the New Exit Facilities; provided, however, that, if the condition precedent to the Effective Date that the New Exit Facilities shall have closed has not occurred, the Allowed DIP Facility Claims shall be paid in accordance with the DIP Facility Loan Documents.

C.                                    Priority Tax Claims

Except to the extent that a Holder of an Allowed Priority Tax Claim agrees to less favorable treatment or has been paid by the Debtors prior to the Effective Date, on or as soon as reasonably practicable after the latest to occur of (a) the Effective Date, (b) the date on which such Priority Tax Claim becomes Allowed, (c) the date on which such Allowed Priority Tax Claim becomes due and payable in the ordinary course of business, and (d) such other date as may be mutually agreed to by and among such Holder, the Required Consenting Noteholders, the Required Consenting Term Lenders, and the Debtors, in full and final satisfaction, settlement, release and discharge of, and in exchange for, each Allowed Priority Tax Claim, at the Debtors’ option (subject to the reasonable consent of the Required Consenting Noteholders and the Required Consenting Term Lenders), each Holder of such Allowed Priority Tax Claim shall receive on account of such Allowed Priority Tax Claim:  (1) Cash in an amount equal to the amount of such Allowed Priority Tax Claim; (2) Cash in an aggregate amount of such Allowed Priority Tax Claim payable in installment payments over a period of time not to exceed five (5) years after the Petition Date, pursuant to section 1129(a)(9)(C) of the Bankruptcy Code; or (3) such other treatment as may be agreed upon by such Holder, the Required Consenting Noteholders, the Required Consenting Term Lenders, and the Debtors or otherwise determined by an order of the Bankruptcy Court.  To the extent any Priority Tax Claim is not due and owing on the Effective Date, after such Claim becomes Allowed, such Claim shall be paid in full in Cash in accordance with the terms of any agreement between the Debtors and such Holder, or as may be due and payable under applicable non-bankruptcy law or in the ordinary course of business.

D.                                    Other Priority Claims

Except to the extent that a Holder of an Allowed Other Priority Claim, the Required Consenting Noteholders, the Required Consenting Term Lenders, and the applicable Debtors agree to less favorable treatment for such Holder, each Holder of an Allowed Other Priority Claim due and payable on or before the Effective Date shall receive, on the latest to occur of (a) the Effective Date, (b) the date on which such Other Priority Claim becomes Allowed, and (c) the date on which such Allowed Other Priority Claim becomes due and payable in the ordinary course of business, at the option of the Debtors (subject to the reasonable consent of the Required Consenting Noteholders and the Required Consenting Term Lenders), one of the following treatments: (1) be paid in full in Cash or (2) otherwise receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code.

E.                                     Statutory Fees

All fees payable pursuant to section 1930(a) of the Judicial Code, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code to the extent necessary, shall be paid by each of the Debtors or the Reorganized Debtors (or the Disbursing Agent on behalf of each of the Debtors or Reorganized Debtors), as applicable, for each quarter (including any fraction thereof) until the earliest to occur of the entry of (a)  a final decree closing such Debtor’s Chapter 11 Case, (b) an order dismissing such Debtor’s Chapter 11 Case, or (c) an order converting such Debtor’s Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code.

ARTICLE III.

CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS

A.                                     Introduction

Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of Classes of Claims against and Equity Interests in the Debtors.  A Claim or Equity Interest is classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Equity Interest qualifies within the description of such other Classes.  A Claim or Equity Interest is also classified in a particular Class for the purpose of receiving distributions pursuant to the Plan only to the extent that such Claim or Equity Interest is an Allowed Claim or Allowed Equity Interest in that Class and has not been paid, released or otherwise satisfied prior to the Effective Date.

This Plan, though proposed jointly, constitutes a separate plan proposed by each Debtor.  Therefore, the classifications set forth in Article III.B herein apply separately with respect to each Plan proposed by each Debtor.  If there are no Claims or Equity Interests in a particular Class for a particular Debtor, then such Class of Claims or Equity Interests shall not exist for all purposes of the Plan for that Debtor.

B.                                     Summary of Classification

The classification of Claims and Equity Interests against the Debtors pursuant to the Plan is as follows:

SUMMARY OF STATUS AND VOTING RIGHTS

Class	Claim/Equity Interest	Status	Voting Rights

1	Other Secured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
2	Prepetition RBL Claims	Unimpaired	Not entitled to Vote (Presumed to Accept)
3	Prepetition Term Loan Claims	Impaired	Entitled to Vote
4	Prepetition Notes Claims	Impaired	Entitled to Vote
5	General Unsecured Claims	Unimpaired	Not Entitled to Vote (Presumed to Accept)
6	Intercompany Claims	Impaired	Not Entitled to Vote (Deemed to Reject)
7	Affiliate Equity Interests in any Monitronics Subsidiary	Unimpaired	Not Entitled to Vote (Presumed to Accept)
8	Monitronics Equity Interests	Impaired	Not Entitled to Vote (Deemed to Reject)

C.                                    Treatment of Claims and Equity Interests

1.                                      Class 1 — Other Secured Claims

(a)                                 Classification: Each Class 1 Claim is an Other Secured Claim against the applicable Debtor.  With respect to each Debtor, this Class will be further divided into subclasses designated by letters of the alphabet (Class 1A, Class 1B, and so on), so that each Holder of any Other Secured Claim against such Debtor is in a Class by itself, except to the extent that there are Other Secured Claims that are substantially similar to each other and may be included within a single Class.

(b)                                 Treatment:  The legal, equitable and contractual rights of the Holders of Allowed Other Secured Claims will not be altered by this Plan.  Except to the extent a Holder of an Allowed Other Secured Claim has been paid by the Debtors prior to the Effective Date or the Holder of an Allowed Other Secured Claim, the Required Consenting Noteholders, the Required Consenting Term Lenders, and the Debtors agree to less favorable treatment of such Claim, each Holder of an Allowed Other Secured Claim (including any Claim for postpetition interest accrued until the Effective Date at the non-default rate provided in the applicable contract or, if there is no contract, then at the Federal Judgment Rate, to the extent permissible under Bankruptcy Code section 506(a)) shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Other Secured Claim, in the discretion of the Debtors (subject to the reasonable consent of the Required Consenting Noteholders and the Required Consenting Term Lenders), one of the following alternative treatments:

(i)                                     payment of the Allowed Other Secured Claim in full in Cash on the latest to occur of (A) the Distribution Date, (B) as soon as reasonably practicable after the date on which such Other Secured Claim becomes Allowed, and (C) as soon as reasonably practicable after the date on which such Allowed Other Secured Claim becomes due and payable in the ordinary course of business;

(ii)                                  delivery to the Holder of the Allowed Other Secured Claim of the collateral securing such Allowed Other Secured Claim;

(iii)                               the Holder shall retain its Lien on such property and such Allowed Other Secured Claim shall be Reinstated pursuant to section 1124(2) of the Bankruptcy Code; or

(iv)                              such other treatment as may be agreed to by the applicable Debtor, the Required Consenting Noteholders, the Required Consenting Term Lenders, and the Holder.

(c)                                  Voting: Class 1 is Unimpaired.  Holders of Allowed Other Secured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, Holders of such Allowed Other Secured Claims are not entitled to vote to accept or reject the Plan.

2.                                      Class 2 — Prepetition RBL Claims

(a)                                 Classification:  Class 2 consists of all Prepetition RBL Claims.

(b)                                 Allowance:  The Prepetition RBL Claims are deemed Allowed in the aggregate principal amount of not less than $182,400,000.00, plus any accrued and unpaid interest payable on such amounts through the date that each Holder of an Allowed Prepetition RBL Claim receives the treatment provided under this Plan.

(c)                                  Treatment:  Upon the closing of the DIP Facility pursuant to the terms of the DIP Facility Loan Documents, each Holder of an Allowed Prepetition RBL Claim shall have received, in full and final satisfaction, settlement, release and discharge of, and in exchange for such Allowed Prepetition RBL Claim, payment in full in Cash.

(d)                                 Voting: Class 2 is Unimpaired.  Holders of Allowed Prepetition RBL Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, Holders of such Allowed Prepetition RBL Claims are not entitled to vote to accept or reject the Plan.

3.                                      Class 3 — Prepetition Term Loan Claims

(a)                                 Classification:  Class 3 consists of all Prepetition Term Loan Claims.

(b)                                 Allowance:  The Prepetition Term Loan Claims are deemed Allowed in the aggregate principal amount of $1,072,500,000.00, plus any accrued and unpaid interest due under the Prepetition Credit Agreement payable on such Allowed amounts through the Effective Date (which interest shall be calculated as if there were no default under the Prepetition Credit Agreement and at the non-default rate).

(c)                                  Treatment:  On the Effective Date, each Holder of an Allowed Prepetition Term Loan Claim shall receive, in full and final satisfaction, settlement, release and discharge of, and in exchange for such Allowed Prepetition Term Loan Claim, (i) its Pro Rata share of (A) the Effective Date Pay Down and (B) the Takeback Exit Term Loans and commitments under the Takeback Exit Term Loan Facility Credit Agreement and (ii) payment in full in Cash of all accrued and unpaid interest on such Allowed Prepetition Term Loan Claim due under the Prepetition Credit Agreement (which interest shall be calculated as if there were no default under the Prepetition Credit Agreement and at the non-default rate).

On the Effective Date, the Contributed Term Loans will be exchanged for Equity Commitment Shares as part of the Equity Commitments pursuant to the terms and conditions of the Restructuring Support Agreement and the Put Option Agreement.

For the avoidance of doubt, notwithstanding the foregoing, no Equity Commitment Party will receive any portion of the Effective Date Pay Down or the Takeback Exit Term Loan on account of Contributed Term Loans; provided, however, that the principal amount of the Contributed Term Loans shall continue to accrue interest through the Effective Date, and all accrued and unpaid interest on the Contributed Term Loans shall be paid in Cash to the Equity Commitment Parties on the Effective Date.

(d)                                 Voting:  Class 3 is Impaired.  Holders of Allowed Prepetition Term Loan Claims are entitled to vote to accept or reject this Plan.

4.                                      Class 4 — Prepetition Notes Claims

(a)                                 Classification:  Class 4 consists of all Prepetition Notes Claims.

(b)                                 Allowance: The Prepetition Notes Claims are deemed Allowed in the aggregate principal amount of $585,000,000.00, plus any accrued and unpaid interest payable on such amounts through the Petition Date (which amount shall not be less than $40,489,770.80), plus fees, costs, expenses and other amounts asserted under the Prepetition Notes Indenture.

(c)                                  Treatment:  On the Effective Date, each Holder of an Allowed Prepetition Notes Claim, in full and final satisfaction, settlement, release and discharge of, and in exchange for such Allowed Prepetition Notes Claim and the full cancellation of the Prepetition Notes, shall

(i)                                     receive its Pro Rata share of the Cash Payout, or

(ii)                                  solely to the extent that such Holder timely and validly elects to be a Cash Opt Out Noteholder, (A) receive its Pro Rata share of the Notes Shares and (B) be eligible to exercise Rights to acquire Rights Offering Shares at the Exercise Price in accordance with the Rights Offering Procedures.

In order to opt out of the Cash Payout with respect to all or any portion of its Allowed Prepetition Notes Claim, a Holder of an Allowed Prepetition Notes Claim will be required to tender the underlying Prepetition Notes into a contra-CUSIP pursuant to DTC’s ATOP procedures by the deadline specified in the Cash Opt Out Election Form, and Prepetition Notes that are tendered into the contra-CUSIP may no longer be transferable.

(d)                                 Voting:  Class 4 is Impaired.  Holders of Allowed Prepetition Notes Claims are entitled to vote to accept or reject this Plan.

5.                                      Class 5 — General Unsecured Claims

(a)                                 Classification: Class 5 consists of all General Unsecured Claims.

(b)                                 Treatment:  Except to the extent that a Holder of an Allowed General Unsecured Claim agrees to less favorable treatment, in full and final satisfaction, settlement, release and discharge of, and in exchange for each Allowed General Unsecured Claim, on or as soon as practicable after the Effective Date or when such obligation becomes due in the ordinary course of business in accordance with applicable law or the terms of any agreement that governs such Allowed General Unsecured Claim, whichever is later, each Holder of an Allowed General Unsecured Claim shall be paid in full in Cash, or otherwise receive such treatment as to render such Holder Unimpaired; provided, however, that no Holder of an Allowed General Unsecured Claim shall receive any distribution for any Claim that has previously been satisfied pursuant to a Final Order of the Bankruptcy Court.

(c)                                  Voting:  Class 5 is Unimpaired.  Holders of Allowed General Unsecured Claims are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code and, therefore, Holders of such Allowed General Unsecured Claims are not entitled to vote to accept or reject the Plan.

6.                                      Class 6 — Intercompany Claims

(a)                                 Classification: Class 6 consists of all Intercompany Claims.

(b)                                 Treatment: On the Effective Date, all Class 6 Intercompany Claims shall either be (i) Reinstated or (ii) cancelled and extinguished, in which case Holders of Intercompany Claims shall receive no recovery on account of such Claims.

(c)                                  Voting: Class 6 is Impaired and the Holders of Class 6 Intercompany Claims are conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Intercompany Claims in Class 6 are not entitled to vote to accept or reject this Plan.

7.                                      Class 7 —Affiliate Equity Interests in any Monitronics Subsidiary

(a)                                 Classification: Class 7 consists of the Affiliate Equity Interests in any Monitronics Subsidiary.

(b)                                 Treatment: All Class 7 Affiliate Equity Interests in any Monitronics Subsidiary shall remain effective and outstanding on the Effective Date and shall be owned and held by the same applicable Entities that held and/or owned such Affiliate Equity Interests immediately prior to the Effective Date.

(c)                                  Voting: Class 7 is Unimpaired and the Holders of the Affiliate Equity Interests in any Monitronics Subsidiary are conclusively deemed to have accepted this Plan pursuant to section 1126(f) of the Bankruptcy Code.  Therefore, the Holders of the Affiliate Equity Interests in any Monitronics Subsidiary in Class 7 are not entitled to vote to accept or reject this Plan.

8.                                      Class 8 —Monitronics Equity Interests

(a)                                 Classification: Class 8 consists of the Monitronics Equity Interests.

(b)                                 Treatment: On the Effective Date, all Class 8 Monitronics Equity Interests shall be cancelled and extinguished and shall be of no further force and effect, whether surrendered for cancellation or otherwise.

(c)                                  Voting: Class 8 is Impaired and the Holder of Monitronics Equity Interests is conclusively deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code.  Therefore, Holders of Monitronics Equity Interests in Class 8 are not entitled to vote to accept or reject this Plan.

D.                                    Special Provision Governing Unimpaired Claims

Except as otherwise provided herein, nothing under this Plan shall affect the Debtors’ or the Reorganized Debtors’ rights and defenses in respect of any Claim or Equity Interest that is Unimpaired under this Plan, including, without limitation, all rights in respect of (1) legal and equitable defenses to, (2) setoff or recoupment against or (3) counter-claims with respect to any such Unimpaired Claims and Equity Interests.

E.                                     Discharge of Claims

Pursuant to section 1141(c) of the Bankruptcy Code, all Claims and Equity Interests that are not expressly provided for and preserved herein (or in any contract, instrument, release or other agreement or document created pursuant to the Plan) shall be discharged and extinguished upon Confirmation, and the Debtors and all property dealt with herein shall be free and clear of all such Claims and Equity Interests, including, without limitation, liens, security interests and any and all other encumbrances.

ARTICLE IV.

ACCEPTANCE REQUIREMENTS

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the applicable Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of Allowed Claims in such Class actually voting have voted to accept the applicable Plan.

A.                                     Acceptance or Rejection of this Plan

1.                                      Voting Classes

Classes 3 and 4 are Impaired under the Plan and are entitled to vote to accept or reject the Plan.

2.                                      Presumed Acceptance of this Plan

Classes 1, 2, 5, and 7 are Unimpaired under the Plan and are, therefore, conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

3.                                      Deemed Rejection of this Plan

Classes 6 and 8 are Impaired under the Plan. The Holders of Claims and Equity Interests in such Classes are deemed to have rejected this Plan pursuant to section 1126(g) of the Bankruptcy Code and are not entitled to vote to accept or reject this Plan.

B.                                     Confirmation of This Plan Pursuant to Sections 1129(a)(10) and 1129(b) of the Bankruptcy Code

Section 1129(a)(10) of the Bankruptcy Code shall be satisfied for purposes of Confirmation by acceptance of this Plan by an Impaired Class.  The Debtors request Confirmation of this Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept this Plan pursuant to section 1126(c) of the Bankruptcy Code.  The Debtors reserve the right to modify this Plan in accordance with Article XIII hereof to the extent, if any, that Confirmation pursuant to section 1129(b) of the Bankruptcy Code requires modification.

C.                                    Controversy Concerning Impairment

If a controversy arises as to whether any Claims or Equity Interests (or any Class of Claims or Equity Interests) are Impaired under this Plan, the Bankruptcy Court shall, after notice and a hearing, determine such controversy on or prior to the Confirmation Date.

ARTICLE V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.                                     Transactions Effective as of the Effective Date

The transactions contemplated by the Plan shall be approved and effective as of the Effective Date without the need for any further state or local regulatory approvals or approvals by any non-Debtor parties, and without any requirement for further action by the Debtors, their board of directors, or their stockholders, or any other person or entity.  On the Effective Date, to the extent practicable, (i) all transactions contemplated by the Plan shall be sequenced to preserve and/or maximize the use of the tax attributes attributable to the Reorganized Debtors and (ii) the Merger (in the event that a Non-Ascent Restructuring Toggle does not occur) shall not be the last transaction step to occur.

B.                                     Merger and Non-Ascent Restructuring Toggle

The occurrence of any of the events set forth on Plan Schedule 2 shall constitute a Non-Ascent Restructuring Toggle. In the event that a Non-Ascent Restructuring Toggle does not occur, the Merger shall occur on the Effective Date, Reorganized Monitronics, as the surviving entity, shall be redomiciled as a Delaware corporation, and the Ascent Restructuring shall be effectuated pursuant to the Plan.  In the event a Non-Ascent Restructuring Toggle occurs, the Non-Ascent Restructuring shall be effectuated pursuant to the Plan.

C.                                    Sources of Cash for Plan Distributions and Transfers of Funds Among Debtors

All consideration necessary for the Debtors and/or Reorganized Debtors, as applicable, to make payments or distributions pursuant hereto shall be obtained from Cash from the Debtors and/or Reorganized Debtors, as applicable, including Cash from business operations and the proceeds of the Exit Facilities, the Net Cash Amount, the Net Cash Shortfall Amount, the Ascent Default Amount, the Rights Offering, the Backstop Commitments,

and/or the Equity Commitments, as applicable.  Further, the Debtors and the Reorganized Debtors will be entitled to transfer funds between and among themselves as they determine to be necessary or appropriate to enable the Reorganized Debtors to satisfy their obligations under the Plan.  Except as set forth herein, any changes in intercompany account balances resulting from such transfers will be accounted for and settled in accordance with the Debtors’ historical intercompany account settlement practices and will not violate the terms of the Plan.

D.                                    New Exit Facilities Documents

On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the New Exit Facilities Documents, in form and substance acceptable to the Required Consenting Term Lenders and the Required Consenting Noteholders (such acceptance not to be unreasonably withheld), without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the New Exit Facilities Documents). On the Effective Date, the New Exit Facilities Documents shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan.

E.                                     Takeback Exit Term Loan Facility Documents

On the Effective Date, the Debtors and the Reorganized Debtors, as applicable, shall be authorized to execute and deliver, and to consummate the transactions contemplated by, the Takeback Exit Term Loan Facility Documents, in form and substance acceptable to the Required Consenting Term Lenders and the Required Consenting Noteholders (such acceptance not to be unreasonably withheld), without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Takeback Exit Term Loan Facility Documents).  On the Effective Date, the Takeback Exit Term Loan Facility Documents shall constitute legal, valid, binding and authorized indebtedness and obligations of the Reorganized Debtors, enforceable in accordance with their respective terms and such indebtedness and obligations shall not be, and shall not be deemed to be, enjoined or subject to discharge, impairment, release or avoidance under this Plan, the Confirmation Order or on account of the Confirmation or Consummation of this Plan.

On and as of the Effective Date, all Holders of Prepetition Term Loans (other than Contributed Term Loans) as of the Effective Date shall be deemed to be parties to, and bound by, the Takeback Exit Term Loan Facility Credit Agreement, without the need for execution thereof by any such applicable Holder of Prepetition Term Loans.  By voting to accept this Plan, each Prepetition Term Lender thereby instructs and directs the Replacement First Lien Agent, and each such vote to accept this Plan shall, for all purposes, constitute an instruction from such Prepetition Term Lender directing the Replacement First Lien Agent and the Takeback Exit Term Loan Facility Agent (as applicable), to (i) act as Disbursing Agent to the extent required by this Plan, (ii) execute and deliver the Takeback Exit Term Loan Facility Documents (each to the extent it is a party thereto), as well as to execute, deliver, file, record, and issue any notes, documents (including UCC financing statements), or agreements in connection therewith, to which the Takeback Exit Term Loan Facility Agent is a party and to promptly consummate the transactions contemplated thereby, and (iii) take any other actions required or contemplated to be taken by the Takeback Exit Term Loan Facility Agent and/or the Replacement First Lien Agent (as applicable) under this Plan.

F.                                     Rights Offering

Following entry of the Rights Offering Approval Order, the Rights Offering shall be conducted pursuant to the Rights Offering Procedures substantially contemporaneously with the post-petition solicitation of votes to accept or reject the Plan from certain Holders of Prepetition Notes Claims. Rights will be issued in respect of all Prepetition Notes outstanding at the time the Rights Offering is commenced, but solely Cash Opt Out Noteholders will be eligible to exercise Rights to purchase Rights Offering Shares at the Exercise Price in accordance with the Rights Offering Procedures.

G.                                    Backstop Commitments, Equity Commitments, and Put Option Premium

Each Backstop Commitment Party has agreed to make the Backstop Commitments on the terms of, and subject to the conditions set forth in, the Put Option Agreement.  For the avoidance of doubt, the aggregate amount of the Backstop Commitments totals $200 million.

Each Equity Commitment Party has agreed to make the Equity Commitments on the terms of, and subject to the conditions set forth in, the Put Option Agreement.  For the avoidance of doubt, the aggregate amount of the Equity Commitments totals $100 million.

On the Effective Date, New Common Stock in an amount equal to the Put Option Premium shall be issued by Reorganized Monitronics to the Commitment Parties pursuant to and in accordance with the Put Option Agreement.

H.                                    Issuance of New Common Stock

The issuance of the New Common Stock by Reorganized Monitronics is authorized without the need for any further corporate action and without any further action by Holders of Claims or Equity Interests.  The New Common Stock shall be issued in accordance with the terms of the Plan pursuant to the Rights Offering, the Equity Commitments, the Backstop Commitments, the Put Option Agreement, and the Plan.  For the avoidance of doubt, solely in the event the Non-Ascent Restructuring Toggle does not occur and the Merger is consummated, the New Common Stock shall be distributed to the Ascent Shareholders pursuant to the Ascent Share Distribution.

All of the New Common Stock issued pursuant to the Plan shall be duly authorized, validly issued, fully paid and non-assessable.  Each distribution and issuance referred to in Article VII hereof shall be governed by the terms and conditions set forth herein applicable to such distribution or issuance and by the terms and conditions of the instruments evidencing or relating to such distribution or issuance, which terms and conditions shall bind each Entity receiving such distribution or issuance.

I.                                         Registration Rights Agreement

On the Effective Date, Reorganized Monitronics and the Registration Rights Agreement Parties shall enter into the Registration Rights Agreement, which shall become valid, binding and enforceable in accordance with its terms, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order, or rule or the vote, consent, authorization or approval of any Entity (other than as expressly required by the Registration Rights Agreement).

J.                                       Listing and Registration of New Common Stock

On the Effective Date, Reorganized Monitronics shall issue the New Common Stock pursuant to the Plan, the Rights Offering Solicitation Materials, and the Backstop and Equity Commitment Documents.  Reorganized Monitronics shall not be obligated to register any shares of New Common Stock under the Securities Act, except as provided below with respect to the Ascent Share Distribution (if applicable) and as expressly provided in the Registration Rights Agreement.  Reorganized Monitronics shall not list the New Common Stock for trading on the New York Stock Exchange, NASDAQ, or any other stock exchange; provided that the Reorganized Debtors will endeavor to cause the New Common Stock to be admitted for trading and quoted on any markets operated by OTC Markets Group Inc.  If the Non-Ascent Restructuring Toggle shall not have occurred and the Merger is consummated, Reorganized Monitronics will register the New Common Stock under Section 12(g) of the Exchange Act as promptly as practicable after the Effective Date.  If the Non-Ascent Restructuring Toggle occurs, Reorganized Monitronics will, if requested by the Requisite Commitment Parties, register the New Common Stock under Section 12(g) of the Exchange Act as promptly as practicable after the Effective Date.

K.                                    Cancellation of Securities and Agreements

On the Effective Date, except as otherwise specifically provided for in the Plan: (1) the obligations of the Debtors under the Prepetition Credit Agreement, the Prepetition Notes and any other Certificate, share, note, bond, indenture, purchase right, option, warrant or other instrument or document directly or indirectly evidencing or creating any indebtedness or obligation of or ownership interest in the Debtors giving rise to any Claim or Equity Interest (except such Certificates, notes or other instruments or documents evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan), shall be cancelled solely as to the Debtors, and the Reorganized Debtors shall not have any continuing obligations thereunder; and (2) the obligations of the Debtors pursuant, relating or pertaining to any agreements, indentures, certificates of designation, bylaws, or certificate or articles of incorporation or similar documents governing the shares, Certificates, notes, bonds, indentures, purchase rights, options, warrants or other instruments or documents evidencing or creating any indebtedness or obligation of the Debtors (except such agreements, Certificates, notes or other instruments evidencing indebtedness or obligations of the Debtors that are specifically Reinstated pursuant to the Plan) shall be released and discharged; provided, however, notwithstanding Confirmation or the occurrence of the Effective Date, any agreement that governs the rights of the Holder of a Claim or Equity Interest shall continue in effect solely for purposes of (a) the Replacement First Lien Agent and the Indenture Trustee to make distributions to Holders as provided in the Plan and (b) permitting the Indenture Trustee to maintain or assert any rights or charging liens it may have on distributions to Prepetition Noteholders pursuant to the terms of the Prepetition Notes Indenture.  For the avoidance of doubt, nothing in this paragraph shall apply to or affect or impair the New Exit Facilities Documents or the Takeback Exit Term Loan Facility Documents, which shall be in full force and effect as of and after the Effective Date.

L.                                      Securities Act Registration and Section 1145 and Private Placement Exemptions

The offering, issuance, and distribution of the Notes Shares shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable law requiring registration before the offering, issuance, distribution or sale of securities pursuant to section 1145(a) of the Bankruptcy Code.

The offering and issuance of the Rights and the Rights Offering Shares shall be exempt from the registration requirements of section 5 of the Securities Act pursuant, in part, to section 1145(a) of the Bankruptcy Code and, in part, to Section 4(a)(2), Regulation D and/or Regulation S, as set forth in the Rights Offering Solicitation Materials, and the Rights and Rights Offering Shares issued pursuant to section 1145(a) of the Bankruptcy Code shall also be exempt from any other applicable law requiring registration before the offering or issuance thereof.

The Equity Commitment Shares, the Backstop Commitment Shares and the Put Option Premium Shares will be issued in reliance upon the exemption from registration under the Securities Act set forth in Section 4(a)(2), Regulation D and/or Regulation S.

The Notes Shares and Rights Offering Shares issued pursuant to section 1145 of the Bankruptcy Code shall be freely transferable by the recipients thereof, subject to any limitations that may be applicable to any Person receiving such securities that is an “affiliate” of Reorganized Monitronics as determined in accordance with applicable U.S. securities law and regulations or is otherwise an “underwriter” as defined in section 1145(b) of the Bankruptcy Code.

The shares of New Common Stock issued pursuant to Section 4(a)(2), Regulation D and/or Regulation S will be “restricted securities” subject to resale restrictions and may be resold, exchanged, assigned or otherwise transferred only pursuant to registration (or an applicable exemption from such registration requirements) under the Securities Act and other applicable law.

The offering and issuance of New Common Stock in the Ascent Share Distribution (if applicable) shall be registered under the Securities Act pursuant to the Form S-4 Registration Statement.

M.                                  Corporate Action

Upon the Effective Date, all actions contemplated under the Plan and the Put Option Agreement shall be deemed authorized and approved in all respects, including, without limitation:  (i) selection of the directors and officers for the Reorganized Debtors; (ii) the issuance and distribution of the New Common Stock contemplated under the Plan; (iii) implementation of the Restructuring, including the Rights Offering pursuant to the Rights Offering Procedures; (iv) entry into the New Exit Facilities Documents and the Takeback Exit Term Loan Facility Documents; (v) adoption of the Amended Organizational Documents; (vi) issuance of the Rights and the Rights Offering Shares pursuant to the Rights Offering Procedures; (vii) the rejection, assumption, or assumption and assignment, as applicable, of Executory Contracts and Unexpired Leases; (viii) the transactions contemplated by the Put Option Agreement; (ix) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); and (x) all other acts or actions contemplated or reasonably necessary or appropriate to promptly consummate and give effect to the Restructuring and the transactions contemplated by the Plan (whether to occur before, on, or after the Effective Date).  All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtor, as applicable, in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, or officers of the Debtors or the Reorganized Debtors, as applicable.  On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors or the Reorganized Debtors, as applicable, shall be authorized and (as applicable) directed to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the Restructuring and transactions contemplated under the Plan) in the name of and on behalf of the Reorganized Debtors, including the New Common Stock, the Amended Organizational Documents, the New Exit Facilities Documents, the Takeback Exit Term Loan Facility Documents, the Rights Offering, the transactions contemplated by the Put Option Agreement, and any and all other agreements, documents, securities, and instruments relating to the foregoing. The authorizations and approvals contemplated by this paragraph shall be effective notwithstanding any requirements under non-bankruptcy law.

N.                                    Corporate Existence

Except as otherwise provided herein, each Debtor shall continue to exist after the Effective Date as a separate corporation, limited liability company, partnership or other form, as the case may be, with all the powers of a corporation, limited liability company, partnership or other form, as the case may be, pursuant to the applicable law in the jurisdiction in which each applicable Debtor is incorporated or formed and pursuant to the respective certificate of incorporation and bylaws (or other formation documents) in effect before the Effective Date, except to the extent such certificate of incorporation and bylaws (or other formation documents) are amended by the Plan or otherwise, and to the extent such documents are amended, such documents are deemed to be amended pursuant to the Plan and require no further action or approval (other than any requisite filings required under applicable state law).  Notwithstanding the foregoing, Reorganized Monitronics shall be redomiciled as a Delaware corporation, pursuant to a statutory conversion or otherwise, on the Effective Date (or prior to the Plan Effective Date if mutually agreed by the Debtors and the Requisite Commitment Parties) prior to the issuance of the New Common Stock.

O.                                    Amended Organizational Documents

To the extent required under the Plan or applicable non-bankruptcy law, on the Effective Date, the Reorganized Debtors shall adopt their respective Amended Organizational Documents as permitted by the laws of their respective states of incorporation or organization and, in connection therewith, shall make all such required filings with the applicable Secretaries of State and/or other applicable authorities in their respective states of incorporation in accordance with the corporate or other applicable laws of their respective states of incorporation or organization.  On the Effective Date, the Amended Organizational Documents shall be effective.  Pursuant to section 1123(a)(6) of the Bankruptcy Code, the Amended Organizational Documents of each Reorganized Debtor will prohibit the issuance of non-voting equity securities.

P.                                     Vesting of Assets in the Reorganized Debtors

Except as otherwise provided in the Plan or any agreement, instrument or other document incorporated therein, on the Effective Date, all property in each Estate, all Causes of Action (except those released by the Debtors pursuant to this Plan or otherwise) and any property acquired by any of the Debtors pursuant to the Plan (other than the Professional Fee Claims Reserve) shall vest in each respective Reorganized Debtor, free and clear of all Liens, Claims, charges or other encumbrances (except for Liens granted to secure the obligations under the New Exit Facilities Documents and the Takeback Exit Term Loan Facility Documents).  On and after the Effective Date, each

Reorganized Debtor may operate its business and may use, acquire or dispose of property and compromise or settle any Claims, Equity Interests or Causes of Action without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or the Bankruptcy Rules.

Q.                                    Directors and Officers of the Debtors and the Reorganized Debtors

Upon the Effective Date, subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, the New Boards shall take office and replace the then-existing boards of directors, boards of managers or similar governing bodies of the Reorganized Debtors.  All members of such existing boards shall cease to hold office or have any authority from and after the Effective Date to the extent not expressly included in the roster of the New Boards.

The Reorganized Monitronics Board shall, on the Effective Date, be comprised of seven (7) directors.  The New Affiliate Boards shall be comprised of directors designated in accordance with the Governance Term Sheet.  The individuals appointed to the New Boards shall be identified in the Plan Supplement.

R.                                     Post-Emergence Incentive Plan

As of the Effective Date, the Reorganized Monitronics Board shall be deemed to have adopted the Post-Emergence Incentive Plan.  The details regarding the Post-Emergence Incentive Plan and the awards (and terms and conditions thereof) under the Post-Emergence Incentive Plan to certain officers, board members, and other members of management under the Post-Emergence Incentive Plan will be determined by the Reorganized Monitronics Board.

S.                                      Effectuating Documents; Further Transactions

On and after the Effective Date, the Reorganized Debtors and the officers and members of the New Boards are authorized to and may issue, execute, deliver, file or record such contracts, securities, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan, the corporate actions and transactions contemplated under the Plan, and the securities issued pursuant to the Plan in the name of and on behalf of the Reorganized Debtors, without the need for any approvals, authorizations or consents except for those expressly required pursuant to the Plan or the Amended Organizational Documents.

T.                                      Exemption from Certain Taxes and Fees

Pursuant to section 1146(a) of the Bankruptcy Code, any transfer from a Debtor to a Reorganized Debtor or to any Entity pursuant to, in contemplation of or in connection with the Plan or pursuant to: (1) the issuance, distribution, transfer or exchange of any debt, Equity Security or other Equity Interest in the Debtors or the Reorganized Debtors; (2) the creation, modification, consolidation or recording of any mortgage, deed of trust or other security interest, or the securing of additional indebtedness by such or other means; (3) the making, assignment or recording of any lease or sublease; or (4) the making, delivery or recording of any deed or other instrument of transfer under, in furtherance of, or in connection with, the Plan, including any deeds, bills of sale, assignments or other instruments of transfer executed in connection with any transaction arising out of, contemplated by or in any way related to the Plan, shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles, or similar tax, mortgage tax, real estate transfer tax, mortgage recording tax, Uniform Commercial Code filing or recording fee or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

U.                                    Employee Benefits

On and after the Effective Date (and subject to any additions, deletions, and/or modifications as may be adopted by the Debtors or the Reorganized Debtors, with the consent of the Required Consenting Noteholders and the Requisite Commitment Parties), the Reorganized Debtors shall honor, in the ordinary course of business, the Designated Compensation Arrangements; provided, however, that the Debtors’ or Reorganized Debtors’ performance of any employment agreement will not entitle any person to any benefit or alleged entitlement under any contract, agreement, arrangement, policy, program or plan that has expired or been terminated or cancelled before the Effective Date, or restore, reinstate or revive any such benefit or alleged entitlement under any such contract, agreement, arrangement, policy, program or plan. Nothing in the Plan shall limit, diminish, or otherwise alter the Reorganized Debtors’ defenses, claims, Causes of Action or other rights with respect to any such contracts, agreements, arrangements, policies, programs and plans. For the avoidance of doubt, all equity or equity-based awards granted under any Compensation Arrangement shall be treated in the manner set forth in the Existing Compensation Arrangements Term Sheet attached as Plan Schedule 3.

V.                                     Preservation of Causes of Action

In accordance with section 1123(b) of the Bankruptcy Code, and except where such Causes of Action have been expressly released (including, for the avoidance of doubt, pursuant to the Debtor Releases provided in Article X hereof), the Reorganized Debtors shall retain and may enforce all rights to commence and pursue, as appropriate, any and all Causes of Action, whether arising before or after the Petition Date, including any actions specifically identified in the Plan Supplement, and the Reorganized Debtors’ rights to commence, prosecute or settle such Causes of Action shall be preserved notwithstanding the occurrence of the Effective Date.  The Reorganized Debtors may pursue such Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtors.  No Entity may rely on the absence of a specific reference in the Plan, the Plan Supplement, or the Disclosure Statement to any Cause of Action against them as any indication that the Debtors or the Reorganized Debtors, as applicable, will not pursue any and all available Causes of Action against them.  Except with respect to Causes of Action as to which the Debtors or the Reorganized Debtors have released any Entity on or before the Effective Date (including pursuant to the Debtor Releases or otherwise), the Debtors or the Reorganized Debtors, as applicable, expressly reserve all rights to prosecute any and all Causes of Action against any Entity, except as otherwise expressly provided in the Plan.  Unless any Causes of Action against an Entity are expressly waived, relinquished, exculpated, released, compromised or settled in the Plan or a Bankruptcy Court order, the Reorganized Debtors expressly reserve all Causes of Action for later adjudication, and, therefore, no preclusion doctrine, including the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches, shall apply to such Causes of Action upon, after or as a consequence of Confirmation or Consummation of the Plan.

W.                                  Professional Fee Claims Reserve

On or before the Effective Date, the Debtors shall establish and fund the Professional Fee Claims Reserve with Cash in an amount determined by the Debtors, with the consent of the Required Consenting Term Lenders and the Required Consenting Noteholders (in each case, not to be unreasonably withheld), or as determined by order of the Bankruptcy Court, as necessary in order to be able to pay in full in Cash the obligations and liabilities for which such reserve was established, which amount shall be based on (x) the aggregate amount of unpaid Fee Claims billed by the Professionals prior to the Effective Date plus (y) an estimate of the aggregate Fee Claims for periods through the Effective Date that have not been billed, as provided to the Debtors by each Professional.  Each Professional shall estimate in good faith their Fee Claims for periods that have not been billed as of the Effective Date and shall deliver such good faith estimate to the Debtors, counsel to the Ad Hoc Noteholder Group, and counsel to the Ad Hoc Lender Group no later than five (5) Business Days prior to the Effective Date; provided, however, that such estimate shall not be deemed to limit the amount of fees and expenses that are the subject of such Professional’s final request for payment of Fee Claims.  If a Professional does not provide an estimate, the Debtors shall estimate in good faith the unpaid and unbilled fees and expenses of such Professional through the Effective Date.

The Reorganized Debtors shall not commingle any funds contained in the Professional Fee Claims Reserve and shall use such funds to pay only the Fee Claims, as and when Allowed by a Final Order of the Bankruptcy Court.  Except as provided in this Article V.W, after the Effective Date, the Reorganized Debtors shall not deposit any other funds or property into the Professional Fee Claims Reserve without further order of the Bankruptcy Court.  No Liens or Claims shall encumber the Professional Fee Claims Reserve in any way (whether on account of the Exit Facilities or otherwise).  The Professional Fee Claims Reserve shall be maintained in trust for the Professionals and shall not be considered property of the Debtors’ Estates or the Reorganized Debtors; provided that the Reorganized

Debtors shall have a reversionary interest in the Cash, if any, in the Professional Fee Claims Reserve after all Allowed Fee Claims are paid, satisfied, and discharged in full in Cash in accordance with this Plan, with such amount being returned to the Reorganized Debtors within three (3) Business Days after determination thereof.  The Debtors or the Reorganized Debtors, as applicable, shall maintain records of all deposits to and payments made from the Professional Fee Claims Reserve.  To the extent that funds held in the Professional Fee Claims Reserve do not or are unable to satisfy the full amount of any Allowed Fee Claim, the Debtors or the Reorganized Debtors, as applicable, shall, within five (5) Business Days after entry of the Final Order approving such Allowed Fee Claim, pay such Allowed Fee Claim from either Cash on hand or by drawing under the Exit Facilities to the extent of any availability thereunder, without any further action or order of the Bankruptcy Court.

X.                                     Information Sharing Agreement

The Confirmation Order shall provide that the Debtors are authorized and directed to perform under the Information Sharing Agreement from and after Confirmation.

ARTICLE VI.

TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

A.                                     Assumption of Executory Contracts and Unexpired Leases

Except as otherwise provided herein, or in any contract, instrument, release, indenture or other agreement or document entered into in connection with the Plan and the Plan Supplement, as of the Effective Date, each Debtor shall be deemed to have assumed each Executory Contract and Unexpired Lease to which it is a party, unless such contract or lease: (1) was assumed or rejected previously by the Debtors; (2) previously expired or terminated pursuant to its own terms; (3) is the subject of another motion to reject Filed on or before the Confirmation Date; or (4) is set forth in the Schedule of Rejected Executory Contracts and Unexpired Leases; provided that the Restructuring Support Agreement and the Information Sharing Agreement shall be deemed assumed as of the Confirmation Date.  Assumption of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall result in the full release and satisfaction of any Claims or defaults, whether monetary or nonmonetary, including defaults of provisions restricting assignment, the change in control or ownership interest composition or other bankruptcy-related defaults, arising under any assumed Executory Contract or Unexpired Lease at any time before or on the date that the Debtors assume such Executory Contract or Unexpired Lease. For the avoidance of doubt, any Executory Contract or Unexpired Lease assumed pursuant to the Plan or otherwise may not be terminated on account of such assumption or on account of this Plan, the transactions contemplated herein, or any change of control or ownership interest composition that may occur at any time before or on the Effective Date.  The Reorganized Debtors may rely on this Plan and the Confirmation Order as a complete defense to any action by a party to an assumed Executory Contract or Unexpired Lease to terminate such Executory Contract or Unexpired Lease on account of such assumption or on account of this Plan, the transactions contemplated herein, or any change of control or ownership interest composition that may occur at any time before or on the Effective Date.

The Confirmation Order shall constitute an order of the Bankruptcy Court approving such assumptions pursuant to sections 365 and 1123 of the Bankruptcy Code as of the Effective Date.  Notwithstanding the foregoing, before the Effective Date, the Debtors, with the reasonable consent of the Required Consenting Noteholders, the Required Consenting Term Lenders, and the Requisite Commitment Parties and, after the Effective Date, the Reorganized Debtors, shall have the right to amend the Schedule of Rejected Executory Contracts and Unexpired Leases.  In addition, notwithstanding the foregoing, the Reorganized Debtors shall have the right to terminate, amend or modify any intercompany contracts, leases or other agreements without approval of the Bankruptcy Court.

B.                                     Assumption of Indemnification Obligations

The Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume all of the Indemnification Obligations in place on and before the Effective Date for Indemnified Parties for Claims related to or arising out of any actions, omissions or transactions occurring before the Effective Date.

C.                                    Assumption of Designated Compensation Arrangements

On the Effective Date, and subject to any additions, deletions, and/or modifications as may be made by the Debtors with the consent of the Required Consenting Noteholders and the Requisite Commitment Parties, the applicable Debtor party to the Designated Compensation Arrangements shall assume such Designated Compensation Arrangements pursuant to section 365(a) of the Bankruptcy Code (or Ascent shall assign such Designated Compensation Arrangements to Reorganized Monitronics, as applicable).  Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the applicable Debtors’ assumption of the Designated Compensation Arrangements.

D.                                    Assumption of the D&O Liability Insurance Policies and Fiduciary Liability Insurance Policies

The Debtors, and upon the Effective Date, the Reorganized Debtors, shall assume all of the D&O Liability Insurance Policies (or Ascent shall assign such D&O Liability Insurance Policies to Reorganized Monitronics, as applicable) pursuant to section 365(a) of the Bankruptcy Code.  Unless previously effectuated by separate order entered by the Bankruptcy Court, entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the Debtors’ foregoing assumption of each of the D&O Liability Insurance Policies  and authorization for the Debtors to take such actions, and to execute and deliver such documents, as may be reasonably necessary or appropriate to implement, maintain, cause the binding of, satisfy any terms or conditions of, or otherwise secured for the insureds the benefits of the D&O Liability Insurance Policies.

E.                                     Payments Related to Assumption of Executory Contracts and Unexpired Leases

Any monetary defaults under each Executory Contract and Unexpired Lease to be assumed pursuant to this Plan shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on the Effective Date or on such other terms as the parties to such Executory Contracts or Unexpired Leases may otherwise agree (with the reasonable consent of the Required Consenting Noteholders and the Requisite Commitment Parties).  In the event of a dispute regarding: (a) the amount of any Cure Claim; (b) the ability of the Reorganized Debtors to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), if applicable, under the Executory Contract or the Unexpired Lease to be assumed; or (c) any other matter pertaining to assumption, the Cure Claims shall be paid following the entry of a Final Order resolving the dispute and approving the assumption of such Executory Contracts or Unexpired Leases; provided, however, that the Debtors, with the reasonable consent of the Required Consenting Noteholders, and the Requisite Commitment Parties, or the Reorganized Debtors, as applicable, may settle any dispute regarding the amount of any Cure Claim without any further notice to or action, order or approval of the Bankruptcy Court.

F.                                     Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases

Rejection or repudiation of any Executory Contract or Unexpired Lease pursuant to the Plan or otherwise shall not constitute a termination of preexisting obligations owed to the Debtors under such contracts or leases.  In particular, notwithstanding any nonbankruptcy law to the contrary, the Reorganized Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Reorganized Debtors, as applicable, from counterparties to rejected or repudiated Executory Contracts or Unexpired Leases.

G.                                    Rejection Damages Claims

All Claims arising from the rejection (if any) of Executory Contracts or Unexpired Leases must be Filed with the clerk of the Bankruptcy Court and served upon counsel for the Reorganized Debtors within thirty (30) days after the date of entry of an order of the Bankruptcy Court (including the Confirmation Order) approving the rejection of such Executory Contract or Unexpired Lease.  Any Claim arising from the rejection of Executory Contracts or Unexpired Leases that becomes an Allowed Claim is classified and shall be treated as a Class 5 General Unsecured Claim.  Any Claims arising from the rejection of an Executory Contract or Unexpired Lease not Filed within the time required by this section will be forever barred from assertion against the Debtors, the Reorganized Debtors, the Estates or the property of the Debtors or the Reorganized Debtors.

H.                                    Contracts and Leases Entered Into After the Petition Date

Contracts and leases entered into after the Petition Date by any Debtor may be performed by the applicable Debtor or Reorganized Debtor in the ordinary course of business without approval of the Bankruptcy Court.

I.                                         Intercompany Contracts and Leases

Any intercompany Executory Contracts and Unexpired Leases assumed by any Debtor may be performed by the applicable Reorganized Debtor in the ordinary course of business without approval of the Bankruptcy Court.

J.                                       Modifications, Amendments, Supplements, Restatements or Other Agreements

Unless otherwise provided in this Plan, each Executory Contract or Unexpired Lease that is assumed shall include all modifications, amendments, supplements, restatements or other agreements that in any manner affect such Executory Contract or Unexpired Lease, whether executed before or during the Chapter 11 Cases, and all Executory Contracts and Unexpired Leases related thereto, if any, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, extension rights, purchase rights and any other interests, unless any of the foregoing agreements has been previously rejected or repudiated or is rejected or repudiated under this Plan.

Modifications, amendments, supplements and restatements to prepetition Executory Contracts and Unexpired Leases that have been executed by the Debtors during the Chapter 11 Cases shall not be deemed to alter the prepetition nature of the Executory Contract or the Unexpired Lease, or the validity, priority or amount of any Claims that may arise in connection therewith.

K.                                    Reservation of Rights

Except with respect to the Restructuring Support Agreement and the Information Sharing Agreement, neither the exclusion nor inclusion of any contract or lease in the Schedule of Rejected Executory Contracts and Unexpired Leases, nor anything contained in this Plan, shall constitute an admission by the Debtors that any such contract or lease is in fact an Executory Contract or Unexpired Lease or that the Reorganized Debtors have any liability thereunder.  If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors, with the reasonable consent of the Required Consenting Noteholders and the Requisite Commitment Parties, or the Reorganized Debtors, as applicable, shall have sixty (60) days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.

L.                                      Nonoccurrence of Effective Date

In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request to extend the deadline for assuming or rejecting Executory Contracts or Unexpired Leases pursuant to section 365(d)(4) of the Bankruptcy Code.

ARTICLE VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.                                     Timing and Calculation of Amounts To Be Distributed; Entitlement to Distributions

1.                                      Timing and Calculation of Amounts To Be Distributed

Unless otherwise provided in this Plan, on the Effective Date or as soon as reasonably practicable thereafter (or if a Claim or Equity Interest is not an Allowed Claim or Allowed Equity Interest on the Effective Date, on the date that such Claim or Equity Interest becomes an Allowed Claim or Allowed Equity Interest, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim or Allowed Equity Interest against the Debtors shall receive the full amount of the distributions that this Plan provides for Allowed Claims or Allowed Equity Interests in the applicable Class.  If and to the extent that there are Disputed Claims or Disputed Equity Interests, distributions on account of any such Disputed Claims or Disputed Equity Interests shall be made pursuant to the provisions set forth in this Article VII.  Except as otherwise provided herein, Holders of Claims shall not be entitled to postpetition interest (except in the case of the Prepetition Term Lenders, which shall be entitled to postpetition interest on account of the Prepetition Term Loan Claims in accordance with the Prepetition Credit Agreement, calculated as if there were no default under the Prepetition Credit Agreement and at the non-default rate), dividends or accruals on the distributions provided for herein or in the DIP Orders, regardless of whether such distributions are delivered on or at any time after the Effective Date.

2.                                      Entitlement to Distributions

On the Effective Date, the Disbursing Agent shall be authorized to recognize and deal only with those Holders of Claims listed on the Debtors’ books and records.  Accordingly, the Disbursing Agent will have no obligation to recognize the transfer of, or the sale of any participation in, any Allowed Claim that occurs after the close of business on the Effective Date, and will be entitled for all purposes herein to recognize and distribute securities, property, notices and other documents only to those Holders of Allowed Claims who are Holders of such Claims (or participants therein) as of the close of business on the Effective Date; provided, however, that distributions to holders of publicly held securities will be made on or as soon as practicable after the Effective Date in accordance with the surrender provisions of the Plan.

B.                                     Disbursing Agent

Except as otherwise provided herein, all distributions under the Plan shall be made by the Reorganized Debtors as Disbursing Agent or such other Entity designated by the Reorganized Debtors as a Disbursing Agent on the Effective Date.  Distributions on account of the Allowed DIP Facility Claims, Allowed Prepetition RBL Claims, the Allowed Prepetition Term Loan Claims, and the Allowed Prepetition Notes Claims shall be made to (or in coordination with) the DIP Facility Agent, the Prepetition First Lien Agent, the Replacement First Lien Agent, and the Indenture Trustee, as applicable, and such agent or trustee will be, and shall act as, the Disbursing Agent with respect to its respective Class of Claims in accordance with the terms and conditions of this Plan and the applicable loan or indenture documents.  All distributions to Holders of Allowed DIP Facility Claims, Allowed Prepetition RBL Claims, Allowed Prepetition Term Loan Claims, and Allowed Prepetition Notes Claims shall be deemed completed when made by the Reorganized Debtors to (or at the direction of) the DIP Facility Agent, the Prepetition First Lien Agent, the Replacement First Lien Agent, and the Indenture Trustee, as applicable.  A Disbursing Agent shall not be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.  In the event that a Disbursing Agent is so ordered, all costs and expenses of procuring any such bond or surety shall be borne by the Reorganized Debtors. The DIP Facility Agent shall be deemed to be the Holder of all DIP Facility Claims for purposes of distributions to be made hereunder, and all distributions on account of Allowed DIP Facility Claims shall be made to the DIP Facility Agent. The DIP Facility Agent shall hold such distributions for the benefit of the Holders of Allowed DIP Facility Claims and shall deliver such distributions to the applicable Holders in accordance with the terms of the DIP Facility Loan Documents.  The Prepetition First Lien Agent shall be deemed to be the Holder of all Prepetition RBL Claims for purposes of distributions to be made hereunder or pursuant to any order of the Bankruptcy Court, and all distributions on account of Allowed Prepetition RBL Claims shall be made to the Prepetition First Lien Agent.  The Prepetition First Lien Agent shall hold such distributions for the benefit of the Holders of Allowed Prepetition RBL Claims and shall deliver such distributions to the applicable Holders in accordance with the terms of the Prepetition Loan Documents.  The Replacement First Lien Agent shall be deemed to be the Holder of all Prepetition Term Loan Claims for purposes of distributions to be made hereunder, and all distributions on account of Allowed Prepetition Term Loan Claims shall be made to the Replacement First Lien Agent.  The Replacement First Lien Agent shall hold such distributions for the benefit of the Holders of Allowed Prepetition Term Loan Claims and shall deliver such distributions to the applicable Holders. The Indenture Trustee  shall be deemed to be the Holder of all Prepetition Notes Claims for purposes of distributions to be made hereunder, and all distributions on account of Allowed Prepetition Notes Claims shall be made to (or in coordination with) the Indenture Trustee (provided, however, that non-Cash consideration shall not be distributed in the name of the Indenture Trustee).  As soon as practicable and in accordance with the requirements set forth in this Article VII, the Indenture Trustee or the Reorganized Debtors (in coordination with the Solicitation Agent), as applicable, shall cause such distributions to or on behalf of such

Holders to be made in accordance with the terms of the Prepetition Notes Indenture.  If the Indenture Trustee is unable to make, or consents to the Reorganized Debtors making, such distributions, the Reorganized Debtors (in coordination with the Solicitation Agent), with the Indenture Trustee’s cooperation, shall make such distributions to the extent practicable to do so.  The distributions of Rights under this Plan to Holders of Allowed Prepetition Notes Claims shall be made by the Reorganized Debtors (in coordination with the applicable stock transfer agent and the Solicitation Agent) as provided in the Rights Offering Procedures.  The Debtors or the Reorganized Debtors, as applicable, shall seek the cooperation of DTC so that any distribution on account of an Allowed Prepetition Notes Claim that is held in the name of, or by a nominee of, DTC, shall be made through the facilities of DTC as soon as reasonably practicable after the Effective Date.

C.                                    Rights and Powers of Disbursing Agent

1.                                      Powers of the Disbursing Agent

The Disbursing Agent shall be empowered to:  (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under this Plan; (b) make all distributions contemplated hereby; (c) employ professionals to represent it with respect to its responsibilities; and (d) exercise such other powers as may be vested in the Disbursing Agent by order of the Bankruptcy Court, pursuant to this Plan or as deemed by the Disbursing Agent to be necessary and proper to implement the provisions hereof; provided, however, that, other than the preservation of rights set forth in Article V.K with respect to the Replacement First Lien Agent and the Indenture Trustee, such Disbursing Agent shall waive any right or ability to setoff, deduct from or assert any lien or encumbrance against the distributions required under this Plan to be distributed by such Disbursing Agent.

2.                                      Expenses Incurred on or After the Effective Date

Except as otherwise ordered by the Bankruptcy Court, the amount of any reasonable and documented fees and expenses incurred by the Disbursing Agent on or after the Effective Date (including taxes) and any reasonable and documented compensation and expense reimbursement claims (including reasonable and documented attorney fees and expenses) made by the Disbursing Agent shall be paid in Cash by the Reorganized Debtors.

D.                                    Distributions on Account of Claims or Equity Interests Allowed After the Effective Date

1.                                      Payments and Distributions on Disputed Claims or Equity Interests

Distributions made after the Effective Date to Holders of Disputed Claims or Disputed Equity Interests that are not Allowed Claims or Allowed Equity Interests as of the Effective Date but which later become Allowed Claims or Allowed Equity Interests shall be deemed to have been made on the Effective Date.

2.                                      Special Rules for Distributions to Holders of Disputed Claims and Disputed Equity Interests

Notwithstanding any provision otherwise in this Plan and except as otherwise agreed to by the Debtors, with the reasonable consent of the Required Consenting Noteholders, and the Requisite Commitment Parties, or the Reorganized Debtors, as applicable, (a) no partial payments and no partial distributions shall be made with respect to a Disputed Claim or a Disputed Equity Interest until all such disputes in connection with such Disputed Claim or Disputed Equity Interest have been resolved by settlement or Final Order and such Disputed Claim or Disputed Equity Interest becomes an Allowed Claim or Allowed Equity Interest; and (b) any Entity that holds both an Allowed Claim and a Disputed Claim or an Allowed Equity Interest and a Disputed Equity Interest shall not receive any distribution on the Allowed Claim or Allowed Equity Interest unless and until all objections to the Disputed Claim or the Disputed Equity Interest have been resolved by settlement or Final Order and the Disputed Claims or the Disputed Equity Interests have been Allowed or disallowed (with only Allowed portions of such Disputed Claims or Disputed Equity Interests remaining).

E.                                     Delivery of Distributions and Undeliverable or Unclaimed Distributions

1.                                      Delivery of Distributions in General

Except as otherwise provided herein, the Reorganized Debtors shall make distributions to Holders of Allowed Claims and Allowed Equity Interests at the address for each such Holder as indicated on the Debtors’ records as of the date of any such distribution.

2.                                      Partial Distributions

The Reorganized Debtors shall not be required to make partial distributions on account of Allowed Claims.

3.                                      No Fractional Shares

No fractional shares of New Common Stock shall be distributed, and no Cash shall be distributed in lieu of such fractional amounts, except as provided in the Merger Agreement with respect to the Ascent Share Distribution, if applicable.  When any distribution pursuant to the Plan on account of an Allowed Claim would otherwise result in the issuance of shares of New Common Stock that is not a whole number, such New Common Stock shall be rounded as follows: (a) fractions of greater than one-half shall be rounded to the next higher whole number and (b) fractions of one-half or less shall be rounded to the next lower whole number with no further payment therefor.  The total number of authorized shares of New Common Stock to be distributed pursuant to the Plan shall be adjusted as necessary to account for the foregoing rounding.

4.                                      Undeliverable Distributions and Unclaimed Property

(a)                                 Failure To Claim Undeliverable Distributions

In the event that any distribution to any Holder is returned as undeliverable, no distribution to such Holder shall be made unless and until the Disbursing Agent has determined the then-current address of such Holder, at which time such distribution shall be made to such Holder without interest; provided, however, such distributions shall be deemed unclaimed property under section 347(b) of the Bankruptcy Code at the expiration of six (6) months from the Effective Date.  After such date, all unclaimed property or interests in property shall revert to the Reorganized Debtors automatically and without need for a further order by the Bankruptcy Court (notwithstanding any applicable federal or state escheat, abandoned or unclaimed property laws to the contrary), and the Claim or Equity Interest of any Holder to such property or interest in property shall be discharged and forever barred.

(b)                                 Failure To Present Checks

Checks issued by the Disbursing Agent on account of Allowed Claims shall be null and void if not negotiated within one hundred and eighty (180) days after the issuance of such check.  Requests for reissuance of any check shall be made directly to the Disbursing Agent by the Holder of the relevant Allowed Claim with respect to which such check originally was issued.  Any Holder of an Allowed Claim holding an un-negotiated check that does not request reissuance of such un-negotiated check within one hundred and eighty (180) days after the issuance of such check shall have its Claim for such un-negotiated check discharged and shall be discharged and forever barred, estopped and enjoined from asserting any such Claim against the Reorganized Debtors or their property.  In such cases, any Cash held for payment on account of such Claims shall be property of the Reorganized Debtors, free of any Claims of such Holder with respect thereto.  Nothing contained herein shall require the Reorganized Debtors to attempt to locate any Holder of an Allowed Claim.

F.                                     Compliance with Tax Requirements/Allocations

In connection with this Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any Governmental Unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements.  Notwithstanding any provision in this Plan to the contrary, the Reorganized Debtors and the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under this Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate.  The Reorganized Debtors reserve the right to allocate all distributions made under this Plan in compliance with all applicable wage garnishments, alimony, child support and other spousal awards, Liens and encumbrances.  For tax purposes, distributions in full or partial satisfaction of Allowed Claims shall be allocated first to the principal amount (as determined for U.S. federal income tax purposes) of Allowed Claims, with any excess allocated to unpaid interest that accrued on such Claims.

Notwithstanding any other provision of this Plan to the contrary, pursuant to the terms of the Put Option Agreement, the Put Option Premium shall be paid free and clear of any withholding and each Holder of an Allowed Claim otherwise shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding, and other tax obligations, on account of such distribution.

G.                                    Surrender of Canceled Instruments or Securities

As a condition precedent to receiving any distribution on account of its Allowed Prepetition Notes Claim, each Prepetition Noteholder will be required to surrender its Prepetition Notes to the Disbursing Agent.  With respect to all other Holders of an Allowed Claim or Allowed Equity Interest, each Holder of a Claim or an Equity Interest shall be deemed to have surrendered the Certificates or other documentation underlying each such Claim or Equity Interest, and all such surrendered Certificates and other documentations shall be deemed to be canceled pursuant to Article V.K hereto, except to the extent otherwise provided herein.

H.                                    Claims Paid or Payable by Third Parties

1.                                      Claims Paid by Third Parties

The Debtors or the Reorganized Debtors, as applicable, shall reduce a Claim, and such Claim shall be disallowed without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment on account of such Claim from a party that is not a Debtor or a Reorganized Debtor.  To the extent a Holder of a Claim receives a distribution on account of such Claim and receives payment from a party that is not a Debtor or a Reorganized Debtor on account of such Claim, such Holder shall, within two (2) weeks of receipt thereof, repay or return the distribution to the applicable Reorganized Debtor, to the extent the Holder’s total recovery on account of such Claim from the third party and under this Plan exceeds the amount of such Claim as of the Distribution Date.

2.                                      Claims Payable by Third Parties

No distributions under this Plan shall be made on account of an Allowed Claim that is payable pursuant to one of the Debtors’ insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy.  To the extent that one or more of the Debtors’ insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claims objection having to be Filed and without any further notice to or action, order or approval of the Bankruptcy Court.

3.                                      Applicability of Insurance Policies

Except as otherwise provided in this Plan, distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy.  Nothing contained in this Plan shall constitute or be deemed a release, settlement, satisfaction, compromise or waiver of any Cause of Action that the Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained herein constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses, held by such insurers.

ARTICLE VIII.

PROCEDURES FOR RESOLVING CONTINGENT, UNLIQUIDATED AND DISPUTED CLAIMS AND DISPUTED EQUITY INTERESTS

A.                                     Allowance of Claims and Equity Interests

Except as expressly provided herein or any order entered in the Chapter 11 Cases on or prior to the Effective Date (including the Confirmation Order), no Claim or Equity Interest shall be deemed Allowed unless and until such Claim or Equity Interest is deemed Allowed under the Bankruptcy Code or under the Plan, or the Bankruptcy Court enters a Final Order in the Chapter 11 Cases allowing such Claim under section 502 of the Bankruptcy Code.  Except as expressly provided in any order entered in the Chapter 11 Cases on or prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors after Confirmation will have and retain any and all rights and defenses the Debtors had with respect to any Claim or Equity Interest as of the Petition Date.

B.                                     Disallowance of Certain Claims

Any Claims held by Entities from which property is recoverable under section 542, 543, 550, or 553 of the Bankruptcy Code or that is a transferee of a transfer avoidable under section 522(f), 522(h), 544, 545, 547, 548, 549, or 724(a) of the Bankruptcy Code shall be deemed disallowed pursuant to section 502(d) of the Bankruptcy Code unless expressly Allowed pursuant to the Plan, and Holders of such Claims may not receive any distributions on account of such Claims and Interests until such time as such Causes of Action against that Entity have been settled or a Final Order of the Bankruptcy Court with respect thereto has been entered and all sums due, if any, to the Debtors by that Entity have been turned over or paid to the Reorganized Debtors.

C.                                    Prosecution of Objections to Claims and Equity Interests

The Debtors or the Reorganized Debtors, as applicable, shall have the exclusive authority to File, settle, compromise, withdraw or litigate to judgment any objections to Claims or Equity Interests as permitted under this Plan.  From and after the Effective Date, the Reorganized Debtors may settle or compromise any Disputed Claim or Disputed Equity Interest without approval of the Bankruptcy Court.  The Debtors also reserve the right to resolve any Disputed Claim or Disputed Equity Interest outside the jurisdiction of the Bankruptcy Court under applicable governing law.

D.                                    Procedures Regarding Disputed Claims or Disputed Equity Interests

1.                                      No Filing of Proofs of Claim or Equity Interests

Except as otherwise provided in this Plan, including, without limitation Article VI.G, Holders of Claims or Equity Interests shall not be required to File a proof of claim or proof of interest, and no parties should File a proof of claim or proof of interest.  The Debtors do not intend to object to the allowance of Claims Filed or Equity Interests Filed; provided, however, that the Debtors and the Reorganized Debtors, as applicable, reserve the right to object to any Claim or Equity Interest that is entitled, or deemed to be entitled, to a distribution under this Plan or is rendered Unimpaired under this Plan.  Instead, the Debtors intend to make distributions, as required by this Plan, in accordance with the books and records of the Debtors.  Unless disputed by a Holder of a Claim or an Equity Interest, the amount set forth in the books and records of the Debtors shall constitute the amount of the Allowed Claim or Allowed Equity Interest of such Holder.  If any such Holder of a Claim or an Equity Interest disagrees with the Debtors’ books and records with respect to the Allowed amount of such Holder’s Claim or Equity Interest, such Holder must so advise the Debtors in writing within thirty (30) days of receipt of any distribution on account of such Holder’s Claim or Equity Interest, in which event the Claim or Equity Interest will become a Disputed Claim or a Disputed Equity Interest.  The Debtors intend to attempt to resolve any such disputes consensually or through judicial means outside the jurisdiction of the Bankruptcy Court.  Nevertheless, the Debtors may, in their discretion, File with the Bankruptcy Court (or any other court of competent jurisdiction) an objection to the allowance of any Claim or Equity Interest or any other appropriate motion or adversary proceeding with respect thereto.  All such objections will be litigated to Final Order; provided, however, that the Debtors may compromise, settle, withdraw or resolve by any other method approved by the Bankruptcy Court any objections to Claims or Equity Interests.

2.                                      Claims Estimation

Any Debtor or Reorganized Debtor, as applicable, may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code, regardless of whether such Debtor has previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal related to any such objection.  In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court.  If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim.  All of the aforementioned objection, estimation, and resolution procedures are cumulative and are not necessarily exclusive of one another.  Claims may be estimated and thereafter resolved by any permitted mechanism.

E.                                     No Distribution Pending Allowance

If an objection to a Claim is Filed, no payment or distribution provided under the Plan shall be made on account of such Claim unless and until such Disputed Claim becomes an Allowed Claim.

F.                                     Distributions After Allowance

To the extent that a Disputed Claim or a Disputed Equity Interest ultimately becomes an Allowed Claim or Allowed Equity Interest, distributions (if any) shall be made to the Holder of such Allowed Claim or Allowed Equity Interest in accordance with the provisions of this Plan.  As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim or Disputed Equity Interest becomes a Final Order, the Disbursing Agent shall provide to the Holder of such Claim or Equity Interest the distribution (if any) to which such Holder is entitled under this Plan as of the Effective Date, without any postpetition interest to be paid on account of such Claim or Equity Interest

G.                                    No Interest

Unless otherwise specifically provided for herein or by order of the Bankruptcy Court, postpetition interest shall not accrue or be paid on Claims, and no Holder of a Claim shall be entitled to interest accruing on or after the Petition Date on any Claim or right.  Additionally, and without limiting the foregoing, interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

H.                                    Adjustments to Claims Without Objection

Any Claim that has been paid or satisfied, or any Claim that has been amended or superseded, may be adjusted on the Claims register by the Reorganized Debtors without a claims objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

ARTICLE IX.

CONDITIONS PRECEDENT TO CONFIRMATION OF THE PLAN AND THE EFFECTIVE DATE

A.                                     Conditions Precedent to Confirmation

It shall be a condition to Confirmation hereof that the following provisions, terms and conditions are satisfied or waived pursuant to the provisions of Article IX.C hereof:

1.                                      The Plan and the Definitive Documents that are required to be entered into or Filed prior to Confirmation, including any amendments, modifications or supplements to such Definitive Documents, are in form and substance materially consistent with the Restructuring Support Agreement and otherwise reasonably acceptable to the Required Consenting Noteholders, the Required Consenting Term Lenders, the Debtors, and Ascent (or, solely to the extent the Non-Ascent Restructuring Toggle has occurred, reasonably acceptable to Ascent solely to the extent such documents, amendments, modifications or supplements would adversely impact Ascent).

2.                                      The proposed Confirmation Order shall be in form and substance materially consistent with the Restructuring Support Agreement and otherwise reasonably acceptable in all respects to the Required Consenting Noteholders, the Required Consenting Term Lenders, the Required DIP Facility Lenders, the Debtors, and Ascent (or, solely to the extent the Non-Ascent Restructuring Toggle has occurred, reasonably acceptable to Ascent solely to the extent the Confirmation Order would adversely impact Ascent).

3.                                      The proposed Confirmation Order shall provide that, among other things, the Debtors or the Reorganized Debtors, as appropriate, are authorized and directed to take all actions necessary or appropriate to consummate this Plan, including, without limitation, entering into, implementing and consummating the other contracts, instruments, releases, leases, indentures, financing arrangements, and other agreements or documents created in connection with or described in this Plan.

4.                                      The Debtors shall not have submitted any amendment, modification or filing seeking to amend or modify this Plan, the Disclosure Statement or any documents, motions or orders related to the foregoing, in any manner not consistent with the Restructuring Support Agreement or otherwise not reasonably acceptable to the Required Consenting Noteholders, the Requisite Commitment Parties, the Required Consenting Term Lenders, the Required DIP Facility Lenders, and Ascent (or, solely to the extent the Non-Ascent Restructuring Toggle has occurred, not reasonably acceptable to Ascent solely to the extent such amendments or modifications would adversely impact Ascent).

5.                                      There shall be no default or Event of Default (as defined in the DIP Facility Credit Agreement) under any of the DIP Facility Loan Documents.

6.                                      The Bankruptcy Court shall have entered the Rights Offering Approval Order.

7.                                      The Restructuring Support Agreement shall continue to be in full force and effect and shall not have been terminated as to any party thereto (other than Ascent) in accordance with its terms.

8.                                      The Information Sharing Agreement shall have been executed and delivered by all Entities that are parties thereto and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

B.                                     Conditions Precedent to the Effective Date

It shall be a condition to the Effective Date that the following provisions, terms and conditions are satisfied (or waived pursuant to the provisions of Article IX.C hereof), and the Effective Date shall occur on the date upon which the last of such conditions are so satisfied and/or waived.

1.                                      Confirmation shall have occurred and the Confirmation Order shall be a Final Order, in form and substance reasonably acceptable to the Required Consenting Noteholders, the Requisite Commitment Parties, the Required Consenting Term Lenders, the Required DIP Facility Lenders, the Debtors, and Ascent (or, solely to the extent the Non-Ascent Restructuring Toggle has occurred, reasonably acceptable to Ascent solely to the extent the Confirmation Order would adversely impact Ascent).

2.                                      The Restructuring Support Agreement shall continue to be in full force and effect and shall not have been terminated as to any party thereto (other than Ascent) in accordance with its terms.

3.                                      (x) The Plan and the Definitive Documents entered into or Filed prior to Confirmation shall not have been modified or amended in any manner not consistent with the Restructuring Support Agreement or otherwise not reasonably acceptable to the Required Consenting Noteholders, the Requisite Commitment Parties, the

Required Consenting Term Lenders, the Required DIP Facility Lenders, and Ascent (or, solely to the extent the Non-Ascent Restructuring Toggle has occurred, not reasonably acceptable to Ascent solely to the extent such amendments or modifications would adversely impact Ascent); and (y) the Definitive Documents required to be entered into or Filed on or prior to the Effective Date, including any amendments, modifications or supplements to such Definitive Documents, shall be in form and substance materially consistent with the Restructuring Support Agreement and otherwise reasonably acceptable to the Required Consenting Noteholders, the Required Consenting Term Lenders, and the Debtors, and Ascent (or, solely to the extent the Non-Ascent Restructuring Toggle has occurred, reasonably acceptable to Ascent solely to the extent such amendments, modifications or supplements would adversely impact Ascent).

4.                                      The Debtors shall have received, or concurrently with the occurrence of the Effective Date shall have received, at least $177 million in Cash as contemplated in connection with the Put Option Agreement and the Rights Offering.

5.                                      The Debtors shall have received, or concurrently with the occurrence of the Effective Date shall have received, at least $100 million in value in the form of the Contributed Term Loans as contemplated in connection with the Equity Commitment and the Put Option Agreement.

6.                                      The Debtors shall have received, or concurrently with the occurrence of the Effective Date shall have received, at least $23 million in Cash either from (a) Ascent in the form of the Net Cash Amount and, if applicable, the Backstop Commitment Parties in the form of the Net Cash Shortfall Amount, or (b) the Backstop Commitment Parties in the form of the Ascent Default Amount.

7.                                      The New Exit Facilities Credit Agreement shall have been executed and delivered by all of the Entities that are parties thereto and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

8.                                      The Takeback Exit Term Loan Facility Credit Agreement shall have been executed and delivered by all of the Entities that are parties thereto and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

9.                                      (x) All DIP Facility Claims shall have been paid in full in Cash, or will have been paid in full in Cash simultaneously with occurrence of the Effective Date, in accordance with the terms of the DIP Facility Credit Agreement, or (y) the DIP Facility shall have been, or will have been simultaneously with the effectiveness of this Plan, converted into the New Exit Facilities in accordance with the DIP/Exit Facility Commitment.

10.                               Solely in the event the Non-Ascent Restructuring Toggle occurs, the Transition Services Agreement shall have been executed and delivered by all Entities that are parties thereto and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

11.                               The Put Option Premium shall have been paid in full (or will be paid in full concurrently with the occurrence of the Effective Date) in the form of the Put Option Premium Shares.

12.                               Prior to or as of the Effective Date, any and all accrued but unpaid reasonable and documented Plan Supporters’ Advisors Fees and Commitment Parties Fees for which the Debtors have received invoices or estimates prior to the Effective Date shall have been paid in full in Cash.

13.                               The New Boards shall have been selected.

14.                               Solely in the event the Non-Ascent Restructuring Toggle does not occur, (i) the Form S-4 Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Form S-4 Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and (ii) any documents, forms, proxies, or agreements required for Monitronics to register the Ascent Share Distribution under the Securities Act shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable Governmental Units in accordance with applicable laws.

15.                               Any disclosure documents or Securities Act filings related to the issuance of the New Common Stock shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable Governmental Units in accordance with applicable laws.

16.                               All actions, documents, certificates, deeds, filings, notifications, pleadings, orders, letters, instruments, and agreements necessary to implement this Plan, including the documents set forth in the Plan Supplement, shall have been effected or executed and delivered to the required parties and, to the extent required, Filed with the applicable Governmental Units in accordance with applicable laws.

17.                               All approvals and consents of Governmental Units that are legally required for the consummation of this Plan and the occurrence of the Effective Date shall have been obtained, shall not be subject to unfulfilled conditions, and shall be in full force and effect.

18.                               In the event a Non-Ascent Restructuring Toggle has not occurred, the Merger shall have been consummated (or shall be consummated concurrently with the occurrence of the Effective Date).

19.                               The Professional Fee Claims Reserve shall have been established and funded in Cash in accordance with Article V.W.

C.                                    Waiver of Conditions

Each of the conditions to Confirmation and to Consummation set forth in this Article IX may be waived with the consent of the Debtors, the Required Consenting Noteholders, the Requisite Commitment Parties, the Required Consenting Term Lenders, the Required DIP Facility Lenders, and Ascent (or, solely in the event a Non-Ascent Restructuring Toggle has occurred, consent by Ascent shall be limited to Article IX.A.1, A.2, A.3 (solely to the extent Ascent would be adversely impacted), and A.4 and Article IX.B.1, B.2, and B.3) without notice, leave or order of the Bankruptcy Court or any formal action other than proceeding to confirm or consummate this Plan; provided, however, only the consent of the Required DIP Facility Lenders shall be required to waive the condition precedent to the Effective Date set forth in Article IX.B.9.

D.                                    Effect of Nonoccurrence of Conditions

If the Consummation of this Plan does not occur, this Plan shall be null and void in all respects and nothing contained in this Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any claims by or Claims against or Equity Interests in the Debtors; (2) prejudice in any manner the rights of the Debtors, any Holders or any other Entity; or (3) constitute an admission, acknowledgment, offer or undertaking by the Debtors, any Holders or any other Entity in any respect.

ARTICLE X.

SETTLEMENT, RELEASE, INJUNCTION AND RELATED PROVISIONS

A.                                     Compromise and Settlement of Claims, Equity Interests and Controversies

Pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019 and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims, Equity Interests and controversies relating to the contractual, legal and subordination rights that a Holder of a Claim or Equity Interest may have with respect to any Allowed Claim or Allowed Equity Interest, or any distribution to be made on account of such Allowed Claim or Allowed Equity Interest.  The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all such Claims, Equity Interests and controversies, as well as a finding by the Bankruptcy Court that such compromise or settlement is in the best interest of the Debtors, their Estates and Holders of Claims and Equity Interests and is fair, equitable and reasonable.  In accordance with the provisions of the Plan, pursuant to section 363 of the Bankruptcy Code and Bankruptcy Rule 9019(a), without any further notice to or action, order or approval of the Bankruptcy Court, after the Effective Date, the Reorganized Debtors may compromise and settle Claims against them and Causes of Action against other Entities.

B.                                     Releases by the Debtors

To the extent permitted by applicable law and approved by the Bankruptcy Court, pursuant to section 1123(b) of the Bankruptcy Code, and Bankruptcy Rule 9019, and except as otherwise specifically provided in the Plan, for good and valuable consideration, including, without limitation, the service of the Released Parties to facilitate the expeditious reorganization of the Debtors, the implementation of the restructuring contemplated by the Plan, and the waiver of certain Claims of certain of the Released Parties against the Debtors, on and after the Effective Date, the Released Parties are deemed released and discharged by the Debtors, the Reorganized Debtors, and the Estates from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtors, whether direct or indirect, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that the Debtors, the Reorganized Debtors, the Estates, their Affiliates, or the Committee (if any) would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Entity (collectively, the “Debtor Released Claims”), based on or relating to or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, the Prepetition Credit Agreement, the Prepetition Notes Indenture, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, or any transaction contemplated thereby, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan, the Plan Supplement, the DIP Facility, the DIP Facility Loan Documents, the Exit Facilities, the New Exit Facilities Documents, the Takeback Exit Term Loan Facility Documents, the Put Option Agreement, the Backstop Commitments, the Equity Commitments, the Rights Offering, the Rights Offering Procedures, the Backstop and Equity Commitment Approval Order, the Amended Organizational Documents, or any other restructuring documents, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or distribution of property under the Plan, or any other act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date, related or relating to the foregoing; provided, however, that the foregoing “Debtor Releases” shall not operate to waive or release any Debtor Released Claim of any Debtor or the Committee (if any): (1) against a Released Party arising from any obligations owed to the Debtors pursuant to an Executory Contract or Unexpired Lease that is not otherwise rejected by the Debtors pursuant to section 365 of the Bankruptcy Code before, after, or as of the Effective Date; (2)  expressly set forth in and preserved by the Plan or related documents; or (3) arising from claims for fraud, gross negligence, willful misconduct or criminal conduct.  Notwithstanding anything to the contrary in the foregoing, the “Debtor Releases” set forth above do not release any post-Effective Date obligations of any party under the Plan or any document, instrument or agreement executed in connection with the Plan with respect to the Debtors, the Reorganized Debtors or the Estates.

C.                                    Releases by Holders of Claims and Equity Interests

To the extent permitted by applicable law and approved by the Bankruptcy Court, as of the Effective Date, (i) each Holder of a Claim or Equity Interest entitled to vote on the Plan who does not elect the Release Opt-Out on its Ballot by the applicable Voting Deadline and (ii) each Holder of a Claim or Equity Interest in a Non-Voting Class who does not elect the Release Opt-Out on its Release Opt-Out Form by the Release Opt-Out Deadline shall be deemed to have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged the Debtors, the Reorganized Debtors and the Released Parties from any and all Claims, obligations, rights, suits, damages, Causes of Action, remedies and liabilities whatsoever, including any derivative Claims asserted on behalf of the Debtors, whether direct or indirect, known or unknown, foreseen or unforeseen, existing or hereinafter arising, in law, equity or otherwise, that such Entity would have been legally entitled to assert in their own right (whether individually or collectively) or on behalf of the Holder of any Claim or Equity Interest or other Entity (collectively, the “Third-Party Released Claims”), based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the management, ownership, or operation thereof), the Debtors’ in- or out-of-court restructuring efforts, any Avoidance Actions, the Prepetition Credit Agreement, the Prepetition Notes Indenture, the formulation, preparation, dissemination, negotiation, or filing of the Restructuring Support Agreement, or any transaction contemplated thereby, or any contract, instrument, release, or other agreement or document created or entered into in connection with the Restructuring Support Agreement, the formulation, preparation, dissemination, negotiation, or filing of the Disclosure Statement, the Plan, the Plan Supplement, the DIP Facility, the DIP Facility Loan Documents, the Exit Facilities, the New Exit Facilities Documents, the Takeback Exit Term Loan Facility Documents, the Put Option Agreement, the Backstop Commitments, the Equity Commitments, the Rights Offering, the Rights Offering Procedures, the Backstop  and Equity Commitment Approval Order, the Amended Organizational Documents, or any other restructuring documents, the Chapter 11 Cases, the filing of the Chapter 11 Cases, the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance or distribution of securities pursuant to the Plan, or distribution of property under the Plan, or any other act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date, related or relating to the foregoing; provided, however, that the foregoing “Third-Party Releases” shall not operate to waive or release any Third-Party Released Claims of any Releasing Party: (1) against a Released Party arising from any obligations owed to the Releasing Party that are wholly unrelated to the Debtors or the Reorganized Debtors; (2) expressly set forth in and preserved by the Plan or related documents; or (3)  arising from claims for fraud, gross negligence, willful misconduct or criminal conduct.  Notwithstanding anything to the contrary in the foregoing, the “Third-Party Releases” set forth above do not release any post-Effective Date obligations of any party under the Plan or any document, instrument or agreement executed in connection with the Plan.

D.                                    Exculpation

Except as otherwise specifically provided in the Plan, from and after the Effective Date, no Exculpated Party shall have or incur, and each Exculpated Party is hereby released and exculpated from any Exculpated Claim, obligation, Cause of Action or liability for any Exculpated Claim, except for fraud, gross negligence, willful misconduct or criminal conduct, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan.

E.                                     Discharge of Claims and Termination of Equity Interests

Pursuant to section 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in the Plan, the distributions, rights and treatment that are provided in the Plan shall be in full and final satisfaction, settlement, release and discharge, effective as of the Effective Date, of all Claims, Equity Interests and Causes of Action of any nature whatsoever, including any interest accrued on Claims or Equity Interests from and after the Petition Date, whether known or unknown, against, liabilities of, Liens on, obligations of, rights against and Equity Interests in, the Debtors or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims and Equity Interests, including demands, liabilities and Causes of Action that arose before the Effective Date, any contingent or non-contingent liability on account of representations or warranties issued on or before the Effective Date, and all debts of the kind specified in sections 502(g), 502(h), or 502(i) of the Bankruptcy Code, in each case whether or not:  (1) a Claim or Equity Interest based upon such Claim, debt, right or Equity Interest is Allowed pursuant to section 502 of the Bankruptcy Code; or (2) the Holder of such a Claim or Equity Interest has accepted the Plan.  Except as otherwise provided herein, any default by the Debtors or their Affiliates with respect to any Claim or Equity Interest that existed immediately before or on account of the filing of the Chapter 11 Cases shall be deemed cured on the Effective Date.  The Confirmation Order shall be a judicial determination of the discharge of all Claims and Equity Interests subject to the Effective Date occurring, except as otherwise expressly provided in the Plan.

F.                                     Injunction

EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THE PLAN OR CONFIRMATION ORDER, OR ON ACCOUNT OF OBLIGATIONS ISSUED OR CREATED PURSUANT TO THE PLAN, FROM AND AFTER THE EFFECTIVE DATE, ALL PERSONS AND ENTITIES ARE PERMANENTLY ENJOINED FROM (I) COMMENCING OR CONTINUING, IN ANY MANNER OR IN ANY PLACE, ANY SUIT, ACTION OR OTHER PROCEEDING; (II) ENFORCING, ATTACHING, COLLECTING, OR RECOVERING IN ANY MANNER ANY JUDGMENT, AWARD, DECREE, OR ORDER; (III) CREATING, PERFECTING, OR ENFORCING ANY LIEN OR ENCUMBRANCE OF ANY KIND; (IV) ASSERTING A SETOFF OR RIGHT OF SUBROGATION OR RECOUPMENT OF ANY KIND; OR (V) COMMENCING OR CONTINUING IN ANY MANNER ANY ACTION OR OTHER PROCEEDING OF ANY KIND, IN EACH CASE ON ACCOUNT OF OR WITH RESPECT TO ANY CLAIM, DEMAND, LIABILITY, OBLIGATION, DEBT, RIGHT, CAUSE OF ACTION, EQUITY INTEREST, OR REMEDY RELEASED OR TO BE RELEASED, EXCULPATED OR TO BE EXCULPATED, SETTLED OR TO BE SETTLED OR DISCHARGED OR TO BE DISCHARGED PURSUANT TO THIS PLAN OR THE CONFIRMATION ORDER AGAINST ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED (OR THE PROPERTY OR ESTATE OF ANY PERSON OR ENTITY SO RELEASED, DISCHARGED, OR EXCULPATED). ALL INJUNCTIONS OR STAYS PROVIDED FOR IN THE CHAPTER 11 CASES UNDER SECTION 105 OR SECTION 362 OF THE BANKRUPTCY CODE, OR OTHERWISE, AND IN EXISTENCE ON THE CONFIRMATION DATE, SHALL REMAIN IN FULL FORCE AND EFFECT UNTIL THE EFFECTIVE DATE.

G.                                    Setoffs

Except as otherwise expressly provided for in the Plan, each Reorganized Debtor, pursuant to the Bankruptcy Code (including section 553 of the Bankruptcy Code), applicable non-bankruptcy law or as may be agreed to by the Holder of a Claim or an Equity Interest, may setoff against any Allowed Claim or Allowed Equity Interest and the distributions to be made pursuant to the Plan on account of such Allowed Claim or Allowed Equity Interest (before any distribution is made on account of such Allowed Claim or Allowed Equity Interest), any claims, rights and Causes of Action of any nature that such Debtor or Reorganized Debtor, as applicable, may hold against the Holder of such Allowed Claim or Allowed Equity Interest, to the extent such claims, rights or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff nor the allowance of any Claim or Equity Interest pursuant to the Plan shall constitute a waiver or release by such Reorganized Debtor of any such claims, rights and Causes of Action that such Reorganized Debtor may possess against such Holder.  In no event shall any Holder of Claims or Equity Interests be entitled to setoff any Claim or Equity Interest against any claim, right or Cause of Action of the Debtor or the Reorganized Debtor, as applicable, unless such Holder has Filed a motion with the Bankruptcy Court requesting the authority to perform such setoff on or before the Confirmation Date.

H.                                    Release of Liens

Except as otherwise provided in the Plan or in any contract, instrument, release or other agreement or document created pursuant to the Plan (including, for the avoidance of doubt, the New Exit Facilities Documents and the Takeback Exit Term Loan Facility Documents), on the Effective Date and concurrently with the applicable distributions made pursuant to the Plan and, in the case of an Other Secured Claim, satisfaction in full of the portion of the Other Secured Claim that is Allowed as of the Effective Date, all mortgages, deeds of trust, Liens, pledges or other security interests against any property of the Estates shall be fully released and discharged, and all of the right, title and interest of any Holder of such mortgages, deeds of trust, Liens, pledges or other security interests shall revert to the applicable Reorganized Debtor and its successors and assigns.

I.                                         Recoupment

In no event shall any Holder of Claims or Equity Interests be entitled to recoup any Claim or Equity Interest against any claim, right or Cause of Action of the Debtors or the Reorganized Debtors, as applicable, unless such Holder actually has performed such recoupment and provided notice thereof in writing to the Debtors on or before the Confirmation Date.

ARTICLE XI.

BINDING NATURE OF PLAN

THIS PLAN SHALL BIND ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT SUCH HOLDER (I) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR INTEREST IN THE CHAPTER 11 CASES, OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR VOTED TO REJECT THE PLAN.

ARTICLE XII.

RETENTION OF JURISDICTION

Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors, the Reorganized Debtors, and this Plan to the fullest extent permitted by law, including, without limitation, jurisdiction to:

1.                                      allow, disallow, determine, liquidate, classify, estimate or establish the priority, Secured or unsecured status, or amount of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the Secured or unsecured status, priority, amount or allowance of Claims or Equity Interests;

2.                                      decide and resolve all matters related to the granting and denying, in whole or in part, of any applications for allowance of compensation or reimbursement of expenses to Professionals authorized pursuant to the Bankruptcy Code or the Plan;

3.                                      resolve any matters related to: (a) the assumption, assumption and assignment or rejection of any Executory Contract or Unexpired Lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including Cure Claims pursuant to section 365 of the Bankruptcy Code; (b) any potential contractual obligation under any Executory Contract or Unexpired Lease that is assumed; (c) the Reorganized Debtors amending, modifying or supplementing, after the Effective Date, pursuant to Article VI, any Executory Contracts or Unexpired Leases to the list of Executory Contracts and Unexpired Leases to be assumed or rejected or otherwise; and (d) any dispute regarding whether a contract or lease is or was executory or expired;

4.                                      ensure that distributions to Holders of Allowed Claims and Allowed Equity Interests are accomplished pursuant to the provisions of the Plan;

5.                                      adjudicate, decide or resolve any motions, adversary proceedings, contested or litigated matters, and any other matters, and grant or deny any applications involving a Debtor that may be pending on the Effective Date;

6.                                      adjudicate, decide or resolve any and all matters related to Causes of Action;

7.                                      adjudicate, decide or resolve any and all matters related to sections 1141 and 1145 of the Bankruptcy Code;

8.                                      enter and implement such orders as may be necessary or appropriate to execute, implement or consummate the provisions of the Plan and all contracts, instruments, releases, indentures and other agreements or documents created in connection with the Plan or the Disclosure Statement;

9.                                      enter and enforce any order for the sale of property pursuant to sections 363, 1123 or 1146(a) of the Bankruptcy Code;

10.                               resolve any cases, controversies, suits, disputes or Causes of Action that may arise in connection with the Consummation, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;

11.                               issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with Consummation or enforcement of the Plan;

12.                               resolve any cases, controversies, suits, disputes or Released Claims with respect to the releases, injunctions and other provisions contained in Article X and enter such orders as may be necessary or appropriate to implement such releases, injunctions and other provisions;

13.                               resolve any cases, controversies, suits, disputes or Causes of Action with respect to the repayment or return of distributions and the recovery of additional amounts owed by the Holder of a Claim or an Equity Interest for amounts not timely repaid pursuant to Article VII;

14.                               enter and implement such orders as are necessary or appropriate if the Confirmation Order is for any reason modified, stayed, reversed, revoked or vacated;

15.                               determine any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document created in connection with the Plan or the Disclosure Statement;

16.                               enter an order or final decree concluding or closing the Chapter 11 Cases;

17.                               adjudicate any and all disputes arising from or relating to distributions under the Plan;

18.                               consider any modifications of the Plan to cure any defect or omission or to reconcile any inconsistency in any Bankruptcy Court order, including the Confirmation Order;

19.                               determine requests for the payment of Claims and Equity Interests entitled to priority pursuant to section 507 of the Bankruptcy Code;

20.                               hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan or the Confirmation Order, including disputes arising under agreements, documents or instruments executed in connection with the Plan;

21.                               hear and determine matters concerning any tax matters relating to the restructuring, including state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

22.                               hear and determine all disputes involving the existence, nature or scope of the Debtors’ discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

23.                               enforce all orders previously entered by the Bankruptcy Court; and

24.                               hear any other matter not inconsistent with the Bankruptcy Code.

Notwithstanding the forgoing, (i) after the Effective Date, any dispute arising under or in connection with the New Exit Facilities or the Takeback Exit Term Loan Facility shall be dealt with in accordance with the provisions of the applicable document and (ii) if the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter arising in, arising under, or related to the

Chapter 11 Cases, including the matters set forth in this Article of the Plan, the provisions of this Article XII shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

ARTICLE XIII.

MODIFICATION, REVOCATION OR WITHDRAWAL OF THE PLAN

A.                                     Modifications and Amendments

Subject to the limitations and rights contained in this Plan: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, and with the reasonable consent of the Required Consenting Noteholders, the Requisite Commitment Parties, the Required Consenting Term Lenders, the Required DIP Facility Lenders, and Ascent to amend or modify this Plan prior to the entry of the Confirmation Order; and (b) after the entry of the Confirmation Order, the Debtors, or the Reorganized Debtors, as applicable, with the reasonable consent of the Required Consenting Noteholders, the Requisite Commitment Parties, the Required Consenting Term Lenders, the Required DIP Facility Lenders, and Ascent, may, upon order of the Bankruptcy Court, amend or modify this Plan, in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan; provided, however, that solely in the event the Non-Ascent Restructuring Toggle has occurred, Ascent’s reasonable consent shall be required solely to the extent such modifications or amendments would adversely impact Ascent.

B.                                     Effect of Confirmation on Modifications

Entry of a Confirmation Order shall mean that all modifications or amendments to the Plan since the solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-solicitation under Bankruptcy Rule 3019.

C.                                    Revocation or Withdrawal of the Plan

The Debtors reserve the right, subject to the terms and conditions of the Restructuring Support Agreement, to revoke or withdraw this Plan prior to the Effective Date and to File subsequent chapter 11 plans.  If the Debtors revoke or withdraw this Plan or if Confirmation or Consummation does not occur, then: (1) this Plan shall be null and void in all respects; (2) any settlement or compromise embodied in this Plan, assumption or rejection of Executory Contracts or Unexpired Leases effected by this Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in this Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgement, offer or undertaking of any sort by the Debtors or any other Entity.

D.                                    Substantial Consummation of the Plan

Substantial consummation of the Plan under Bankruptcy Code section 1101(2) shall be deemed to occur on the Effective Date.

ARTICLE XIV.

MISCELLANEOUS PROVISIONS

A.                                     Successors and Assigns

The rights, benefits and obligations of any Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of any heir, executor, administrator, successor or assign, affiliate, officer, director, manager, agent, representative, attorney, beneficiary or guardian, if any, of each Entity.

B.                                     Reservation of Rights

Except as expressly set forth in the Plan, the Plan shall have no force or effect unless the Bankruptcy Court shall enter the Confirmation Order.  Neither the Plan, any statement or provision contained in the Plan, nor any action taken or not taken by any Debtor with respect to the Plan, the Plan Supplement or the Disclosure Statement shall be or shall be deemed to be an admission or waiver of any rights of any Debtor with respect to the Holders of Claims or Equity Interests before the Effective Date.

C.                                    Further Assurances

The Debtors or the Reorganized Debtors, as applicable, all Holders of Claims and Equity Interests receiving distributions hereunder and all other Entities shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of this Plan or the Confirmation Order.

D.                                    Payment of Fees and Expenses

Prior to or as of the Effective Date, the Debtors shall promptly pay in Cash in full any and all accrued but unpaid reasonable Plan Supporters’ Advisors Fees and Commitment Parties Fees for which the Debtors have received invoices or estimates prior to the Effective Date (in each case whether accrued prepetition or postpetition and to the extent not otherwise paid during the Chapter 11 Cases) without application by any such parties to the Bankruptcy Court, and without notice and a hearing, pursuant to section 1129(a)(4) of the Bankruptcy Code or otherwise; provided, however, if the Debtors or Reorganized Debtors and any such party cannot agree with respect to the reasonableness of the fees and expenses (incurred prior to the Effective Date) to be paid to such party, the reasonableness of any such fees and expenses shall be determined by the Bankruptcy Court (with any undisputed amounts to be paid by the Debtors or the Reorganized Debtors on or after the Effective Date (as applicable) and any disputed amounts to be escrowed by the Reorganized Debtors).  Following the Effective Date, the Reorganized Debtors shall pay the Plan Supporters’ Advisors Fees and the Commitment Parties Fees in the ordinary course of business for all reasonable and documented fees earned and expenses incurred after the Effective Date in connection with the implementation and consummation of this Plan, without further Bankruptcy Court order.

E.                                     Service of Documents

Any pleading, notice or other document required by this Plan to be served on or delivered to the Debtors shall be sent by overnight mail to:

Monitronics International, Inc.

1990 Wittington Place

Farmers Branch, TX 75234

Attn:  Fred Graffam

Telephone:  [Separately Provided]

Email:  [Separately Provided]

[Separately Provided]

with copies to:

Latham & Watkins LLP
885 Third Avenue

New York, NY 10022
Attn:  David A. Hammerman

Annemarie V. Reilly

Jeffrey T. Mispagel

Telephone:  (212) 906-1200

Fax:  (212) 751-4864

Email:  david.hammerman@lw.com

annemarie.reilly@lw.com

jeffrey.mispagel@lw.com

F.                                     Dissolution of Committee

On the Effective Date, the Committee(s), if any, shall dissolve automatically, whereupon its members, Professionals and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except for purposes of filing applications for Professional compensation in accordance with Article II.A.2 of this Plan.

G.                                    Nonseverability of Plan Provisions

If, before Confirmation of the Plan, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision shall then be applicable as altered or interpreted; provided that any such alteration or interpretation must be in form and substance acceptable to the Debtors, the Required Consenting Noteholders and the Required Consenting Term Lenders; provided, further, that the Debtors may seek an expedited hearing before the Bankruptcy Court to address any objection to any such alteration or interpretation of the foregoing.  Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired or invalidated by such holding, alteration or interpretation.  The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is: (1) valid and enforceable pursuant to its terms; (2) integral to the Plan and may not be deleted or modified without the Debtors’ consent; and (3) nonseverable and mutually dependent.

H.                                    Return of Security Deposits

Unless the Debtors have agreed otherwise in a written agreement or stipulation approved by the Bankruptcy Court, all security deposits provided by the Debtors to any Person or Entity at any time after the Petition Date shall be returned to the Reorganized Debtors within twenty (20) days after the Effective Date, without deduction or offset of any kind.

I.                                         Term of Injunctions or Stays

Unless otherwise provided in the Plan or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases pursuant to sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, and extant on the Confirmation Date (excluding any injunctions or stays contained in the Plan or the Confirmation Order) shall remain in full force and effect until the Effective Date.  All injunctions or stays contained in the Plan or the Confirmation Order shall remain in full force and effect in accordance with their terms.

J.                                       Entire Agreement

Except as otherwise indicated herein, the Plan supersedes all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan; provided that the Restructuring Support Agreement shall remain in full force and effect in accordance with its terms.

K.                                    Exhibits

All exhibits hereto are incorporated into and are a part of the Plan as if set forth in full in the Plan.  To the extent any exhibit or document is inconsistent with the terms of the Plan, unless otherwise ordered by the Bankruptcy Court, the non-exhibit or non-document portion of the Plan shall control.

L.                                      Votes Solicited in Good Faith

Upon entry of the Confirmation Order, the Debtors will be deemed to have solicited votes on the Plan in good faith and in compliance with the Bankruptcy Code and any applicable non-bankruptcy law, and pursuant to section 1125(e) of the Bankruptcy Code, the Debtors and each of their respective Affiliates, agents, representatives, members, principals, shareholders, officers, directors, employees, advisors and attorneys will be deemed to have participated in good faith and in compliance with the Bankruptcy Code in the offer, issuance, sale and purchase of securities offered and sold under the Plan, and, therefore, will have no liability for the violation of any applicable law, rule or regulation governing the solicitation of votes on the Plan or the offer, issuance, sale or purchase of the securities offered and sold under the Plan.

M.                                  Closing of Chapter 11 Cases

The Reorganized Debtors shall, promptly after the full administration of the Chapter 11 Cases, File with the Bankruptcy Court all documents required by Bankruptcy Rule 3022 and any applicable order of the Bankruptcy Court to close the Chapter 11 Cases.

N.                                    Conflicts

Except as set forth in the Plan, to the extent that any provision of the Disclosure Statement or any order (other than the Confirmation Order) referenced in the Plan (or any exhibits, schedules, appendices, supplements, or amendments to any of the foregoing), conflicts with or is in any way inconsistent with any provision of the Plan, the Plan shall govern and control.  In the event of a conflict between any provision of the Plan and the Confirmation Order, the Confirmation Order shall govern and control.

O.                                    Filing of Additional Documents

On or before the Effective Date, the Debtors may File with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.

P.                                     Tax Reporting and Compliance

The Reorganized Debtors shall be authorized to request an expedited determination under section 505(b) of the Bankruptcy Code for all tax returns filed for, or on behalf of, the Debtors for any and all taxable periods ending after the Petition Date through, and including, the Effective Date.

Dated: June 3, 2019

Respectfully submitted,

MONITRONICS INTERNATIONAL, INC.,
a Texas corporation

	By:	William E. Niles

SECURITY NETWORKS LLC
a Florida limited liability company, by
Monitronics International, Inc., its sole member

	By:	William E. Niles

MIBU SERVICER INC.,
a Delaware corporation

	By:	William E. Niles

LIVEWATCH SECURITY, LLC,
a Delaware limited liability company, by Monitronics International, Inc., its sole member

	By:	William E. Niles

PLATINUM SECURITY SOLUTIONS, INC.,
a Delaware corporation

	By:	William E. Niles

MONITRONICS CANADA, INC.,
a Delaware corporation

By:	William E. Niles

MI SERVICER LP, LLC,
a Delaware limited liability company, by Monitronics International, Inc., its sole member

By:	William E. Niles

MONITRONICS SECURITY LP,
a Delaware limited partnership, by Monitronics International, Inc., its general partner

By:	William E. Niles

MONITRONICS FUNDING LP,
a Delaware limited partnership, by Monitronics International, Inc., its general partner

By:	William E. Niles

Schedule 1

Debtors

Monitronics International, Inc.

Security Networks LLC

MIBU Servicer Inc.

LiveWatch Security, LLC

Platinum Security Solutions, Inc.

Monitronics Canada, Inc.

MI Servicer LP, LLC

Monitronics Security LP

Monitronics Funding LP

Schedule  2(1)

Non-Ascent Restructuring Toggle

The occurrence of any of the following events, in each case in the determination of the Debtors, the Required Consenting Noteholders, and the Required Consenting Term Lenders, shall constitute a “Non-Ascent Restructuring Toggle”.

a.                                      Ascent fails for any reason to obtain all requisite Merger Approvals on or prior to the Merger Approval Outside Date;

b.                                      the Net Cash Amount is, or is reasonably expected to be in the determination of the Debtors, the Required Consenting Noteholders, and the Required Consenting Term Lenders, less than $20 million as of the Effective Date, the calculation of which shall be determined in good faith by Ascent, the Debtors, the Required Consenting Noteholders, and the Required Consenting Term Lenders on the date that is ten (10) days prior to the Effective Date;

c.                                       the Merger does not occur on or before the Effective Date for any reason;

d.                                      the material breach by Ascent of any of its undertakings, representations, warranties, or covenants set forth in the Restructuring Support Agreement;

e.                                       Ascent (i)(1) communicates its intention not to support the Restructuring, or (2) files, communicates, executes a definitive written agreement with respect to, or otherwise supports an Alternative Restructuring Proposal and (ii) such action has, or may be reasonably expected to have, an adverse effect on the Debtors’ ability to consummate the Restructuring;

f.                                        Ascent (i) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization, or other relief under any federal, state, or foreign bankruptcy, insolvency, administrative receivership, or similar law now or hereafter in effect, except as contemplated by the Restructuring Support Agreement; (ii) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described in the foregoing clause (i); (iii) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator, or similar official with respect to Ascent or for a substantial part of Ascent’s assets; (iv) makes a general assignment or arrangement for the benefit of creditors; or (v) takes any corporate action for the purpose of authorizing any of the foregoing;

g.                                       Ascent files any motion or pleading with the Bankruptcy Court that is not consistent in all material respects with the Restructuring Support Agreement, the relief requested by such motion has, or may be reasonably expected to have, a material adverse effect on the Debtors’ ability to consummate the Restructuring, and such motion has not been withdrawn within two (2) Business Days of the receipt by Ascent, of written notice from the other parties to the Restructuring Support Agreement that such motion or pleading is inconsistent with the Restructuring Support Agreement;

h.                                      the Restructuring Support Agreement has been validly terminated with respect to Ascent, by Ascent, pursuant to section 15.04 of the Restructuring Support Agreement, so long as no other party to the Restructuring Support Agreement would have an independent right to terminate the Restructuring Support Agreement and actually exercises such right; or

(1)  Capitalized terms used in this Schedule 2 but not defined herein or in the Plan shall have the meaning ascribed to them in the Restructuring Support Agreement.

i.                                          the meeting of Ascent Shareholders contemplated by section 7.01(h) of the Restructuring Support Agreement (including any adjournments thereof) shall have been held and completed, and the Ascent Shareholders shall not have approved and adopted the definitive merger agreement for the Merger, pursuant to a vote that satisfies the applicable stockholder approval requirements under the Delaware General Corporation Law and Ascent’s certificate of incorporation as in effect on the date of such meeting.

Schedule 3

Existing Compensation Arrangements Term Sheet

Designated Compensation Arrangements:

Regardless of whether a Non-Ascent Restructuring Toggle has occurred, the applicable Debtors and/or Reorganized Debtors shall assume, pursuant to section 365(a) of the Bankruptcy Code (or Ascent shall assign to Reorganized Monitronics, as applicable), the Designated Compensation Arrangements.

Any Compensation Arrangements that are not Designated Compensation Arrangements will not be assumed and will be rejected or otherwise terminated.

Change in Control Provisions:

The consummation of the Merger shall constitute a Change in Control of Ascent for purposes of the existing Compensation Arrangements as it relates to double trigger provisions in any Compensation Arrangement that is an employment agreement with Ascent, or an equity or equity-based compensation plan of Monitronics.

Director/Officer/Employee Awards in the Event a Non-Ascent Restructuring Toggle Does Not Occur and an Ascent Restructuring is Consummated:

1.        With respect to awards granted by Ascent:(1)

a.              all equity-based compensatory awards held by directors of Ascent will vest in full immediately prior to the Merger;

b.              the following performance restricted stock unit awards will terminate without consideration:  (1) 172,101 units held by Jeff Gardner; (2) 108,969 units held by William Fitzgerald; and (3) 50,000 units held by William Niles;

c.               the vesting of any other awards will be accelerated in full and settled by Ascent in shares of Ascent common stock immediately prior to the Merger, which awards include the following: (i) 59,443 RSUs held by Jeff Gardner; (ii) 28,743 RSUs held by William Niles; (iii) 8,504 restricted shares held by Fred Graffam and (iv) 8,026 RSUs or restricted shares held by certain non-executive employees; and

d.              all stock options will be cancelled for no consideration.

Ascent will obtain customary acknowledgements and releases from affected participants with respect to settlement, cancellation, termination, and/or vesting of such awards described above.

2.       With respect to awards granted by Monitronics:

a.              Monitronics phantom unit awards outstanding at the time of the Merger will remain outstanding but will be adjusted by Reorganized Monitronics to cover shares of New

(1)  Awards herein described may consist of more than one award, the total units under which are the sums set forth here.

Common Stock based on the Merger Exchange Ratio(2) rather than shares of Ascent common stock;

b.              the value paid for a vested phantom unit will be based on the value of New Common Stock (rather than Ascent common stock); and

c.               Reorganized Monitronics will take all actions necessary to provide that the phantom units will not accelerate and become vested solely due to the Merger.

Director/Officer/Employee Awards in the Event a Non-Ascent Restructuring Toggle Occurs and a Non-Ascent Restructuring is Consummated:

1.       With respect to awards granted by Ascent, Sections 1(a)-(d) above shall apply, except equity awards held by William Niles and any directors of Ascent will remain outstanding and eligible to vest pursuant to their terms.

2.       With respect to awards granted by Monitronics, Monitronics phantom unit awards will remain outstanding and Reorganized Monitronics will make any changes it determines are necessary and permitted by the phantom unit plan to equitably adjust the number of phantom units and/or class of securities/value covered by the phantom units, and such other terms reasonably necessary, to reflect the Non-Ascent Restructuring (as applicable).

(2)   The “Merger Exchange Ratio” shall have the meaning ascribed to the term “Exchange Ratio” in the Merger Agreement.

Schedule 4

D&O Liability Insurance Policies

To be Filed with Plan Supplement

Schedule 5

New Boards

To be Filed with Plan Supplement

Schedule 6

Retained Causes of Action

To be Filed with Plan Supplement

Schedule 7

Rejected Executory Contracts and Unexpired Leases

To be Filed with Plan Supplement

Exhibit 1

Restructuring Support Agreement

Exhibit 2

Put Option Agreement

Exhibit 3

Amended Organizational Documents

To be Filed with Plan Supplement

Exhibit 4

New Exit Facilities Credit Agreement

To be Filed with Plan Supplement

Exhibit 5

Takeback Exit Term Loan Facility Credit Agreement

To be Filed with Plan Supplement

Exhibit 6

Registration Rights Agreement

To be Filed with Plan Supplement

Exhibit 7

Director Nomination Agreement

To be Filed with Plan Supplement

Exhibit 8

Board Observer Agreement

To be Filed with Plan Supplement

Exhibit 9

Information Sharing Agreement

To be Filed with Plan Supplement

Exhibit 10

Merger Agreement